Exhibit 99.5
Item 8. Financial Statements and Supplementary Data.
The following financial statements and schedules are filed as a part of this Report:
Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Corporate Property Associates 16 — Global Incorporated:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 16 - Global Incorporated and its subsidiaries (the “Company”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 2, 10, 11, 17, 18, and 20, as to which the date is January 4, 2011.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2009	2008
Assets
Investments in real estate:
Real estate, at cost	$1,696,872	$1,661,160
Operating real estate, at cost	83,718	82,776
Accumulated depreciation	(118,833)	(80,249)

Net investments in properties	1,661,757	1,663,687
Real estate under construction	61,588	483
Net investment in direct financing leases	342,055	341,335
Equity investments in real estate	158,149	185,120

Net investments in real estate	2,223,549	2,190,625
Notes receivable	362,707	351,200
Cash and cash equivalents	83,985	174,209
Intangible assets, net	162,432	168,088
Funds in escrow	21,586	52,163
Other assets, net	34,746	30,918

Total assets	$2,889,005	$2,967,203

Liabilities and Equity
Liabilities:
Non-recourse debt	$1,445,889	$1,438,226
Accounts payable, accrued expenses and other liabilities	36,290	52,836
Prepaid and deferred rental income and security deposits	58,063	56,053
Due to affiliates	14,193	21,502
Distributions payable	20,346	20,140

Total liabilities	1,574,781	1,588,757

Redeemable noncontrolling interests	337,397	331,841

Commitments and contingencies (Note 13)
Equity:
CPA®:16 — Global shareholders’ equity:
Common stock, $.001 par value; 250,000,000 shares authorized; 129,995,172 and 125,352,123 shares issued, respectively	130	125
Additional paid-in capital	1,174,230	1,130,135
Distributions in excess of accumulated earnings	(225,462)	(141,938)
Accumulated other comprehensive income	5,397	2,140

	954,295	990,462
Less, treasury stock at cost, 7,134,071 and 3,286,473 shares, respectively	(65,636)	(30,566)

Total CPA®:16 — Global shareholders’ equity	888,659	959,896

Noncontrolling interests	88,168	86,709

Total equity	976,827	1,046,605

Total liabilities and equity	$2,889,005	$2,967,203

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	For the years ended December 31,
	2009	2008	2007
Revenues
Rental income	$150,837	$147,862	$110,688
Interest income from direct financing leases	27,448	28,864	24,134
Interest income on notes receivable	28,796	29,478	20,743
Other real estate income	23,234	23,214	3,459
Other operating income	3,587	3,310	1,835

	233,902	232,728	160,859

Operating Expenses
Depreciation and amortization	(47,415)	(45,225)	(31,190)
Property expenses	(33,026)	(31,786)	(20,718)
Other real estate expenses	(18,064)	(19,377)	(3,250)
General and administrative	(9,059)	(12,521)	(9,483)
Impairment charges	(35,146)	(890)	—

	(142,710)	(109,799)	(64,641)

Other Income and Expenses
Income from equity investments in real estate	13,837	8,769	2,104
Other interest income	217	4,083	20,303
Gain on extinguishment of debt	6,512	—	—
Other income and (expenses)	(734)	(1,822)	5,099
Interest expense	(80,782)	(82,997)	(63,836)

	(60,950)	(71,967)	(36,330)

Income before income taxes	30,242	50,962	59,888
Provision for income taxes	(5,795)	(4,169)	(2,837)

Income from continuing operations	24,447	46,793	57,051

Discontinued Operations
Income from operations of discontinued properties	1,690	567	1,547
Gain on sale of real estate	7,634	—	—
Impairment charges	(20,812)	—	—

(Loss) income from discontinued operations	(11,488)	567	1,547

Net Income	12,959	47,360	58,598

Add: Net loss (income) attributable to noncontrolling interests	8,050	(339)	(6,048)
Less: Net income attributable to redeemable noncontrolling interests	(23,549)	(26,774)	(18,346)

Net (Loss) Income Attributable to CPA®16 — Global Shareholders	$(2,540)	$20,247	$34,204

(Loss) Earnings Per Share
Income from continuing operations attributable to CPA®16 — Global shareholders	$—	$0.16	$0.28
(Loss) income from discontinued operations attributable to CPA®16 — Global shareholders	(0.02)	0.01	0.01

Net (loss) income attributable to CPA®16 — Global shareholders	$(0.02)	$0.17	$0.29

Weighted Average Shares Outstanding	122,824,957	121,314,180	116,654,112

Amounts Attributable to CPA®16 — Global Shareholders
Income from continuing operations, net of tax	$401	$19,292	$33,074
(Loss) income from discontinued operations, net of tax	(2,941)	955	1,130

Net (loss) income	$(2,540)	$20,247	$34,204

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	For the years ended December 31,
	2009	2008	2007
Net Income	$12,959	$47,360	$58,598
Other Comprehensive Income (Loss):
Foreign currency translation adjustment	11,613	(44,188)	(6,415)
Change in unrealized (loss) gain on derivative instruments	(900)	(3,968)	1,539
Change in unrealized (loss) gain on marketable securities	(28)	55	12

	10,685	(48,101)	(4,864)

Comprehensive income (loss)	23,644	(741)	53,734

Amounts Attributable to Noncontrolling Interests:
Net loss (income)	8,050	(339)	(6,048)
Foreign currency translation adjustment	(1,860)	3,459	(4,829)
Change in unrealized gain on derivative instruments	(13)	—	—

Comprehensive loss (income) attributable to noncontrolling interests	6,177	3,120	(10,877)

Amounts Attributable to Redeemable Noncontrolling Interests:
Net income	(23,549)	(26,774)	(18,346)
Foreign currency translation adjustment	(5,555)	14,877	32,508

Comprehensive (income) loss attributable to redeemable noncontrolling interests	(29,104)	(11,897)	14,162

Comprehensive Income (Loss) Attributable to CPA®16 — Global Shareholders	$717	$(9,518)	$57,019

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
For the years ended December 31, 2009, 2008 and 2007
(in thousands, except share and per share amounts)

				Distributions	Accumulated		Total
			Additional	in Excess of	Other		CPA®:16 —
		Common	Paid-in	Accumulated	Comprehensive	Treasury	Global	Noncontrolling
	Shares	Stock	Capital	Earnings	(Loss) Income	Stock	Shareholders	Interests	Total
Balance at January 1, 2007	113,988,048	$115	$1,028,933	$(40,769)	$9,090	$(6,638)	$990,731	$31,358	$1,022,089
Shares issued $.001 par, at $10 per share, net of offering costs	3,584,285	4	33,763				33,767		33,767
Shares, $.001 par, issued to the advisor at $10 per share	2,281,172	2	22,810				22,812		22,812
Distributions declared ($0.6498 per share)				(75,916)			(75,916)		(75,916)
Contributions							—	330,387	330,387
Distributions to noncontrolling interests							—	(299,067)	(299,067)
Net income				34,204			34,204	6,048	40,252
Other comprehensive income (loss):
Foreign currency translation adjustment					21,264		21,264	4,829	26,093
Change in unrealized loss on derivative instruments					1,539		1,539		1,539
Change in unrealized gain (loss) on marketable securities					12		12		12
Repurchase of shares	(786,395)					(7,316)	(7,316)		(7,316)

Balance at December 31, 2007	119,067,110	121	1,085,506	(82,481)	31,905	(13,954)	1,021,097	73,555	$1,094,652

Shares issued $.001 par, at $10 per share, net of offering costs	3,543,833	3	32,220				32,223		32,223
Shares, $.001 par, issued to the advisor at $10 per share	1,240,982	1	12,409				12,410		12,410
Distributions declared ($0.6576 per share)				(79,704)			(79,704)		(79,704)
Contributions							—	24,396	24,396
Distributions to noncontrolling interests							—	(8,122)	(8,122)
Net income				20,247			20,247	339	20,586
Other comprehensive income (loss):
Foreign currency translation adjustment					(25,852)		(25,852)	(3,459)	(29,311)
Change in unrealized loss on derivative instruments					(3,968)		(3,968)		(3,968)
Change in unrealized gain (loss) on marketable securities					55		55		55
Repurchase of shares	(1,786,275)					(16,612)	(16,612)		(16,612)

Balance at December 31, 2008	122,065,650	125	1,130,135	(141,938)	2,140	(30,566)	959,896	86,709	1,046,605

Shares issued $.001 par, at $9.80 and $10.00 per share, net of offering costs	3,440,053	4	32,257				32,261		32,261
Shares, $.001 par, issued to the advisor at $9.80 per share	1,202,996	1	11,838				11,839		11,839
Distributions declared ($0.6621 per share)				(80,984)			(80,984)		(80,984)
Contributions							—	24,884	24,884
Distributions to noncontrolling interests							—	(17,248)	(17,248)
Net income				(2,540)			(2,540)	(8,050)	(10,590)
Other comprehensive income (loss):
Foreign currency translation adjustment					4,198		4,198	1,860	6,058
Change in unrealized loss on derivative instruments					(913)		(913)	13	(900)
Change in unrealized gain (loss) on marketable securities					(28)		(28)		(28)
Repurchase of shares	(3,847,598)					(35,070)	(35,070)	—	(35,070)

Balance at December 31, 2009	122,861,101	$130	$1,174,230	$(225,462)	$5,397	$(65,636)	$888,659	$88,168	$976,827

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2009	2008	2007
Cash Flows — Operating Activities
Net income	$12,959	$47,360	$58,598
Adjustments to net income: Depreciation and amortization including intangible assets and deferred financing costs	49,348	47,800	33,180
Straight-line rent adjustments, amortization of rent-related intangibles and financing lease adjustments	3,007	821	788
Income from equity investments in real estate in excess of distributions received	1,788	3,987	2,987
Issuance of shares to affiliate in satisfaction of fees due	11,839	12,410	25,175
Realized loss (gain) on foreign currency transactions, net	400	(1,407)	(2,360)
Unrealized loss (gain) on foreign currency and derivative transactions, net	378	3,365	(2,739)
Realized gain on sale of real estate	(7,634)	(136)	—
Gain on extinguishment of debt	(8,825)	—	—
Impairment charges	55,958	890	—
Change in other operating assets and liabilities, net (a)	661	2,345	5,356

Net cash provided by operating activities	119,879	117,435	120,985

Cash Flows — Investing Activities
Distributions from equity investments in real estate in excess of equity income	46,959	12,064	4,256
Contributions to equity investments in real estate	(62,448)	(8,274)	(64,518)
Acquisition of real estate and other capital expenditures (b)	(137,380)	(150,219)	(638,182)
Funding/purchases of note receivable	(5,978)	(7,291)	(315,940)
Funds placed in escrow for future acquisition and construction of real estate	—	(18,843)	(43,496)
Release of funds held in escrow for acquisition and construction of real estate	11,122	39,072	5,349
Proceeds from sale of real estate	28,185	22,886	—
Payment of deferred acquisition fees to affiliate	(9,082)	(29,546)	—
VAT taxes paid in connection with acquisition of real estate	—	—	(885)
VAT taxes recovered in connection with acquisition of real estate	—	3,711	—
Proceeds from maturity of short-term investments	—	—	1,698
Receipt of principal payment of mortgage note receivable	—	301	288

Net cash used in investing activities	(128,622)	(136,139)	(1,051,430)

Cash Flows — Financing Activities
Distributions paid	(80,778)	(79,011)	(72,551)
Distributions paid to noncontrolling interests	(44,447)	(36,349)	(300,107)
Contributions from noncontrolling interests	24,884	747	313,081
Proceeds from mortgages and notes payable	78,516	102,124	731,574
Scheduled payments of mortgage principal	(18,747)	(15,487)	(18,053)
Prepayment of mortgages and note payable	(34,781)	(4,312)	—
Deferred financing costs and mortgage deposits, net of deposits refunded	(386)	(688)	(975)
Proceeds from issuance of shares, net of costs of raising capital	32,261	32,223	31,404
Purchase of treasury stock	(35,070)	(16,612)	(7,316)

Net cash (used in) provided by financing activities	(78,548)	(17,365)	677,057

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	(2,933)	(1,481)	924

Net decrease in cash and cash equivalents	(90,224)	(37,550)	(252,464)
Cash and cash equivalents, beginning of year	174,209	211,759	464,223

Cash and cash equivalents, end of year	$83,985	$174,209	$211,759

Non-cash investing and financing activities

(a)	Changes in due to affiliates and accounts payable, accrued expenses and other liabilities exclude amounts related to the raising of capital (financing activities) pursuant to our public offerings. At December 31, 2007, the amount due to the advisor for such costs was $1.5 million. At December 31, 2009, all costs related to the raising of capital have been paid to the advisor.

(b)	Included in the cost basis of real estate investments acquired in 2009, 2008 and 2007 are deferred acquisition fees payable of $2.4 million, $3.4 million and $13.9 million, respectively.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
Supplemental cash flow information (in thousands):

	Years ended December 31,
	2009	2008	2007
Interest paid, net of amounts capitalized	$81,620	$86,044	$58,924

Interest capitalized	$2,446	$2,419	$2,662

Income taxes paid	$3,880	$5,717	$1,409

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Business and Organization
Corporate Property Associates 16 — Global Incorporated is a publicly owned, non-actively traded REIT that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent increases, tenant defaults and sales of properties. At December 31, 2009, our portfolio was comprised of our full or partial ownership interests in 386 properties, substantially all of which were triple-net leased to 79 tenants, and totaled approximately 27 million square feet (on a pro rata basis) with an occupancy rate of approximately 99%. We were formed as a Maryland corporation in June 2003 and are managed by the advisor.
Note 2. Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements reflect all of our accounts including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.
When we obtain an economic interest in an entity, we evaluate the entity to determine if the entity is deemed a variable interest entity, or VIE, and if we are deemed to be the primary beneficiary under current authoritative accounting guidance. We consolidate (i) entities that are VIEs and of which we are deemed to be the primary beneficiary and (ii) entities that are non-VIEs that we control. Entities that we account for under the equity method (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus fundings) include (i) entities that are VIEs and of which we are not deemed to be the primary beneficiary and (ii) entities that are non-VIEs that we do not control but over which we have the ability to exercise significant influence. We will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
In determining whether we control a non-VIE, we consider that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner must account for its investment in the limited partnership using the equity method of accounting.
We have an investment in a domestic tenant-in-common interest. Consolidation of this investment is not required as it does not qualify as a VIE and does not meet the control requirement required for consolidation. Accordingly, we account for this investment using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decision of this investment and thereby creates some responsibility by us for a return on our investment.
Out-of-Period Adjustments
During the fourth quarter of 2008, we identified errors in the consolidated financial statements for the years ended December 31, 2005 through 2008. These errors related to accounting for pre-operating activities of certain hotel investments (aggregating $0.5 million in 2007 and $0.4 million, $0.2 million and $0.1 million for the three months ended March 31, 2008, June 30, 2008, September 30, 2008, respectively) and minimum rent increases for a lessee (aggregating $1.8 million over the period from 2005-2007 and $0.1 million in each of the first three quarters of 2008). In addition, during the first quarter of 2007, we identified errors in the consolidated financial statements for the years ended December 31, 2005 and 2006 related to accounting for foreign income taxes (aggregating $0.4 million over the period from 2005-2006).

Notes to Consolidated Financial Statements
We concluded that these adjustments were not material to any prior periods’ consolidated financial statements. We also concluded that the cumulative adjustment was not material to the year ended December 31, 2008, nor was it material to the years ended 2007, 2006 and 2005. As such, this cumulative effect was recorded in the consolidated statements of operations as out-of-period adjustments in the periods the issues were identified. The effect of these adjustments was to increase net income by $1.3 million for 2008 and decrease net income by $0.1 million, $0.4 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Reclassifications and Revisions
Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the adoption of accounting guidance for noncontrolling interests during the year ended December 31, 2009, as well as the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.
Purchase Price Allocation
When we acquire properties accounted for as operating leases, we allocate the purchase costs to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above-market and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.
We record above-market and below-market lease values for owned properties based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated market lease term. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
We allocate the total amount of other intangibles to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. The characteristics we consider in allocating these values include estimated market rent, the nature and extent of the existing relationship with the tenant, the expectation of lease renewals, estimated carrying costs of the property if vacant and estimated costs to execute a new lease, among other factors. We determine these values using third party appraisals or our estimates. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.
If a lease is terminated, we charge the unamortized portion of each intangible, including above-market and below-market lease values, in-place lease values and tenant relationship values, to expense.
Real Estate and Operating Real Estate
We carry land and buildings and personal property at cost less accumulated depreciation. We capitalize renewals and improvements, while we expense as incurred replacements, maintenance and repairs that do not improve or extend the lives of the respective assets.

Notes to Consolidated Financial Statements
Real Estate Under Construction and Redevelopment
For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction) costs. We capitalize interest by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.
Acquisition, Development and Construction Loans (“ADC Equity Arrangements”)
We evaluate mortgage loans where we participate in residual interests through loan provisions or other contracts to ascertain whether we have the same risks and rewards as an owner or a venture partner. Where we conclude that such arrangements are more appropriately treated as a hypothetical investment in real estate, we reflect such investment as part of “equity method investments in real estate” (Note 6). In these cases, our loan position is treated as preference capital in the hypothetical partnership rather than a loan and no interest income is recorded.
Notes Receivable
For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost which consists of the outstanding balance, net of the acquisition discount or premium. We amortize any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans using the effective interest method. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity.
Cash and Cash Equivalents
We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. At December 31, 2009 and 2008, our cash and cash equivalents were held in the custody of several financial institutions, and these balances, at times, exceeded federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.
Marketable Securities
Marketable securities, which consist of an interest-only participation in a mortgage note receivable, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of other comprehensive income (“OCI”) until realized.
Other Assets and Other Liabilities
We include interest receivable, tax receivable, stock warrants, marketable securities, deferred charges and deferred rental income in Other assets. We include derivatives and miscellaneous amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.
Deferred Acquisition Fees Payable to Affiliate
Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal annual installments each January of the three calendar years following the date a property was purchased. Payment of such fees is subject to the performance criterion (Note 3).
Treasury Stock
Treasury stock is recorded at cost.

Notes to Consolidated Financial Statements
Real Estate Leased to Others
We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2009, 2008 and 2007, although we are legally obligated for the payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of $14.7 million, $14.0 million and $9.8 million, respectively.
We diversify our real estate investments among various corporate tenants engaged in different industries, by property type and by geographic area (Note 10). Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached.
We account for leases as operating or direct financing leases as described below:
Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the term of the related leases and charge expenses (including depreciation) to operations as incurred (Note 4).
Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (20 lessees represented 68% of lease revenues during 2009), we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Acquisition Costs
The FASB has revised its guidance for business combinations. The revised guidance establishes principles and requirements for how the acquirer in a business combination must recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the entity acquired, and goodwill acquired in a business combination. Additionally, the revised guidance requires that an acquiring entity must immediately expense all acquisition costs and fees associated with a business combination, while such costs are capitalized for transactions deemed to be acquisitions of an asset. To the extent we make investments that are deemed to be business combinations, our results of operations will be negatively impacted by the immediate expensing of acquisition costs and fees incurred in accordance with the revised guidance, whereas in the past such costs and fees would have been capitalized and allocated to the cost basis of the acquisition. Post acquisition, there will be a subsequent positive impact on our results of operations through a reduction in depreciation expense over the estimated life of the properties. For those investments that are not deemed to be a business combination, the revised guidance is not expected to have a material impact on our consolidated financial statements. Historically, we have not acquired investments that would be deemed a business combination under the revised guidance.
During 2009, we made investments totaling $163.6 million, inclusive of amounts attributable to noncontrolling interests of $45.9 million, that were deemed to be real estate asset acquisitions. Costs and fees capitalized in connection with this investment activity totaled $7.8 million, inclusive of amounts attributable to noncontrolling interests of $2.3 million. We did not make any investments that were deemed to be business combinations during 2009.

Notes to Consolidated Financial Statements
Depreciation
We compute depreciation of building and related improvements using the straight-line method over the estimated useful lives of the properties, or improvements, which range from 3 to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. Impairment charges do not necessarily reflect the true economic loss caused by the default of the tenant, which may be greater or less than the impairment amount. In addition, we use non-recourse debt to finance our acquisitions, and to the extent that the value of an asset is written down to below the value of its debt, there is an unrealized gain that will be triggered when we turn the asset back to the lender in satisfaction of the debt. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Our policies for evaluating whether these assets are impaired are presented below.
Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value, as determined using market information. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.
Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.

Notes to Consolidated Financial Statements
Equity Investments in Real Estate
We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage.
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is significant and/or has lasted for an extended period of time. We review the underlying cause of the decline in value and the estimated recovery period, as well as the severity and duration of the decline, to determine if the decline is other-than-temporary. In our evaluation, we consider our ability and intent to hold these investments for a reasonable period of time sufficient for us to recover our cost basis. We also evaluate the near-term prospects for each of these investments in relation to the severity and duration of the decline. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale are included in discontinued operations (Note 17).
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the estimated fair value at the date of the subsequent decision not to sell.
We recognize gains and losses on the sale of properties when, among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.
Foreign Currency Translation
We have interests in real estate investments in the European Union, Canada, Malaysia, Mexico and Thailand and own interests in properties in the European Union. The functional currencies for these investments are primarily the Euro and the British Pound Sterling and, to a lesser extent, the Swedish krona, the Canadian dollar, the Thai baht, and the Malaysian ringgit. We perform the translation from these local currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. We report the gains and losses resulting from this translation as a component of OCI in equity. At December 31, 2009 and 2008, the cumulative foreign currency translation adjustment gain was $7.8 million and $3.6 million, respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is an unrealized foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements are not included in determining net income are accounted for in the same manner as foreign currency translation adjustments and reported as a component of OCI in equity. Investments in international equity investments in real estate are funded in part through subordinated intercompany debt.

Notes to Consolidated Financial Statements
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal repayments, are included in the determination of net income. We recognized an unrealized gain of $0.4 million, an unrealized loss of $0.2 million and an unrealized gain of less than $0.1 million from such transactions for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008, and 2007, we recognized a realized loss of $0.4 million and realized gains of $1.4 million and $2.0 million, respectively, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.
Derivative Instruments
We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in OCI until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.
Income Taxes
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our shareholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.
We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state and local taxes and a provision for such taxes is included in the consolidated financial statements.
Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.
We elected to treat certain of our corporate subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax. Our TRS subsidiaries own hotels that are managed on our behalf by third party hotel management companies.
Our earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including hotel properties, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.
Although our TRSs may operate at a profit for federal income tax purposes in future periods, we cannot quantify the value of our deferred tax assets with certainty. Therefore, any deferred tax assets have been reserved as we have not concluded that it is more likely than not that these deferred tax assets will be realizable.

Notes to Consolidated Financial Statements
(Loss) Earnings Per Share
We have a simple equity capital structure with only common stock outstanding. As a result, (loss) earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements.
Subsequent Events
In May 2009, the FASB issued authoritative guidance for subsequent events, which we adopted as required in the second quarter of 2009. The guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.
Future Accounting Requirements
In June 2009, the FASB issued amended guidance related to the consolidation of VIEs. These amendments require an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for us beginning January 1, 2010. We are currently assessing the potential impact that the adoption of the new guidance will have on our financial position and results of operations.
Note 3. Agreements and Transactions with Related Parties
We have an advisory agreement with the advisor whereby the advisor performs certain services for us for a fee. Under the terms of this agreement, which was amended and renewed effective October 1, 2009, the advisor manages our day-to-day operations, for which we pay the advisor asset management and performance fees, and structures and negotiates the purchase and sale of investments and debt placement transactions for us, for which we pay the advisor structuring and subordinated disposition fees. In addition, we reimburse the advisor for certain administrative duties performed on our behalf. We also have certain agreements with joint ventures. These transactions are described below.
Asset Management and Performance Fees
Under the advisory agreement, we pay the advisor asset management and performance fees, each of which are 1/2 of 1% per annum of our average invested assets and are computed as provided for in the advisory agreement. The performance fees are subordinated to the performance criterion, a non-compounded cumulative annual distribution return of 6% per annum. The asset management and performance fees are payable in cash or restricted shares of our common stock at the advisor’s option. If the advisor elects to receive all or a portion of its fees in restricted shares, the number of restricted shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share as approved by our board of directors. For 2009 and 2008, the advisor elected to receive its asset management fees in cash and its performance fees in restricted shares of our common stock. For 2007, the advisor elected to receive both its asset management and performance fees in restricted shares of our common stock. We incurred base asset management fees of $11.7 million, $12.0 million and $9.0 million in 2009, 2008 and 2007, respectively, with performance fees in like amounts, both of which are included in Property expenses in the consolidated financial statements. At December 31, 2009, the advisor owned 5,738,582 shares (4.7%) of our common stock.
Transaction Fees
Under the advisory agreement, we also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate cost of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the three calendar years following the date a property was purchased, subject to satisfying the 6% performance criterion. Interest on unpaid installments is 5% per year. During 2009, 2008 and 2007, we incurred current acquisition fees of $3.0 million, $4.2 million and $17.2 million, respectively, and deferred acquisition fees of $2.4 million, $3.4 million and $13.9 million, respectively. In addition, in May 2008, CPA®:17 — Global purchased from us an additional interest in a venture as described below. In connection with this purchase, CPA®:17 — Global assumed from us deferred acquisition fees payable totaling $0.6 million. Unpaid installments of deferred acquisition fees totaled $9.0 million and $15.7 million at December 31, 2009 and 2008, respectively, and are included in Due to affiliates in the consolidated financial statements. We paid annual deferred acquisition fee installments of $9.1 million and $29.5 million in cash to the advisor in January 2009 and 2008, respectively. We paid our first installment in January 2008.

Notes to Consolidated Financial Statements
We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event. Subordinated disposition fees totaled $1.0 million at December 31, 2009. There were no subordinated disposition fees at December 31, 2008 as we did not sell any assets in 2008.
Other Expenses
We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, shareholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. We incurred personnel reimbursements of $3.1 million, $3.1 million and $2.3 million for 2009, 2008 and 2007, respectively, which are included in General and administrative expenses in the consolidated financial statements.
The advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.
Joint Ventures and Other Transactions with Affiliates
Together with certain affiliates, we participate in an entity that leases office space used for the administration of real estate entities. Under the terms of an agreement among the participants in this entity, rental, occupancy and leasehold improvement costs are allocated among the participants based on gross revenues and are adjusted quarterly. Our share of expenses incurred was $0.8 million, $0.8 million and $0.5 million in 2009, 2008 and 2007, respectively. Based on gross revenues through December 31, 2009, our current share of future annual minimum lease payments under this agreement would be $0.7 million annually through 2016.
We own interests in entities ranging from 25% to 70%, as well as a jointly-controlled tenant-in-common interest in a property, with the remaining interests held by affiliates. We consolidate certain of these entities (Note 2) and account for the remainder under the equity method of accounting (Note 6).
In June 2008, our affiliate, CPA®:17 — Global, exercised its option to purchase an additional 49.99% interest in a domestic venture in which we and CPA®:17 — Global previously held 99.99% and 0.01% interests, respectively. In connection with this transaction, we recognized a gain of $0.1 million as a result of the sale of our interest in the venture. We continue to consolidate this investment because, in our capacity as the managing member, we have the right to control operations as well as the ability to dissolve the venture or otherwise purchase the interest of the other member.
In June 2007, we met our performance criterion, and as a result, amounts included in Due to affiliates in the consolidated balance sheets totaling $45.9 million at June 30, 2007, consisting of performance fees of $11.9 million, deferred acquisition fees of $31.7 million and interest thereon of $2.3 million, became payable to the advisor. We paid the previously deferred performance fees totaling $11.9 million to the advisor in July 2007 in the form of 1,194,549 restricted shares of our common stock. The deferred acquisition fees of $31.7 million and interest thereon of $2.3 million were payable to the advisor in cash beginning in January 2008. We paid installments of $28.3 million and $4.7 million in January 2008 and 2009, respectively, and paid the remaining installment of $1.1 million in January 2010. These amounts are exclusive of deferred acquisition fees and interest thereon incurred in connection with transactions completed subsequent to meeting the performance criterion.

Notes to Consolidated Financial Statements
Note 4. Net Investments in Properties
Real Estate
Real estate, which consists of land and buildings leased to others, at cost, and accounted for as operating leases, is summarized as follows (in thousands):

	December 31,
	2009	2008
Land	$345,347	$340,216
Buildings	1,351,525	1,320,944
Less: Accumulated depreciation	(112,385)	(76,943)

	$1,584,487	$1,584,217

Operating Real Estate
Operating real estate, which consists primarily of our hotel operations, at cost, is summarized as follows (in thousands):

	December 31,
	2009	2008
Land	$8,296	$8,296
Buildings	75,422	74,480
Less: Accumulated depreciation	(6,448)	(3,306)

	$77,270	$79,470

Acquisitions of Real Estate
2009 — In July 2009, a venture in which we and an affiliate hold 51% and 49% interests, respectively, and which we consolidate, entered into an investment in Hungary for a total cost of approximately $93.6 million, inclusive of noncontrolling interest of $45.9 million and acquisition fees payable to the advisor. In connection with this investment, which was deemed to be a real estate asset acquisition, we capitalized acquisition-related costs and fees totaling $4.6 million, inclusive of amounts attributable to noncontrolling interests of $2.3 million.
2008 — During 2008, we acquired six investments in properties located in the United States, Finland, France and Germany at a total cost of $125.4 million.
Real Estate Under Construction
2009 —As of September 30, 2009, we consolidated a domestic build-to-suit project that was previously accounted for under the equity method of accounting (Note 6). During 2008, we entered into this domestic build-to-suit project for a total cost of up to $61.2 million that we accounted for under the equity method of accounting as it constituted an ADC equity arrangement (Note 2). Total estimated construction costs for this project were increased to $63.0 million during 2009. The ADC equity arrangement provided for a fixed annual interest rate of 5.8% and was scheduled to mature in April 2010. We were committed to purchase the property at a fixed price upon completion, and the borrower had little or no equity in the transaction. Costs incurred on this project through December 31, 2009 of $61.6 million have been presented as Real estate under construction in the consolidated balance sheet.
Additionally, during 2009, we entered into and completed a domestic expansion project for an existing tenant totaling $4.5 million. Capitalized acquisition-related costs and fees related to this project totaled $0.2 million. Upon completion of this expansion, we sold the property to an affiliate of our tenant for $50.6 million, net of selling costs (Note 17).
2008 — During 2008, we entered into two domestic build-to-suit projects for a total cost of up to $12.2 million, based on estimated construction costs. Costs incurred on these projects through December 31, 2008 of $0.5 million have been presented as Real estate under construction in the consolidated balance sheet.

Notes to Consolidated Financial Statements
Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI — based adjustments, under non-cancelable operating leases are as follows (in thousands):

Years ending December 31,
2010	$160,135
2011	160,640
2012	161,007
2013	161,308
2014	161,713
Thereafter through 2031	1,789,242
There were no percentage rents for operating leases in 2009, 2008 and 2007.
Note 5. Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2009	2008
Minimum lease payments receivable	$546,606	$564,513
Unguaranteed residual value	263,380	259,506

	809,986	824,019
Less: unearned income	(467,931)	(482,684)

	$342,055	$341,335

See Note 11 for a discussion of impairment charges incurred during 2009 and 2008, respectively.
Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI — based adjustments, under non-cancelable direct financing leases are as follows (in thousands):

Years ending December 31,
2010	$31,261
2011	31,314
2012	31,375
2013	31,429
2014	31,487
Thereafter through 2031	389,740
There were no percentage rents for direct financing leases in 2009, 2008 and 2007.
Note 6. Equity Investments in Real Estate
We own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in (i) partnerships and limited liability companies in which our ownership interests are 50% or less but over which we exercise significant influence, and (ii) as tenants-in-common subject to common control (Note 2). All of the underlying investments are owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus fundings).
Our equity investments in real estate included an investment in a mortgage loan (an Acquisition, Development and Construction, or “ADC,” arrangement) where we participated in residual interests through the loan provisions or other contracts and which we concluded was more appropriately treated as a hypothetical investment in real estate. This investment was reflected as part of equity method investments in real estate and our loan position was treated as preference capital to the hypothetical partnership rather than a loan, with no interest income recorded. We acquired the equity interest and consolidated this investment in our financial statements at September 30, 2009. The acquisition of this interest did not have a material impact on our financial position and results of operations.
During 2009, we incurred impairment charges in Income from continuing operations totaling $50.9 million on several of our consolidated investments. Primarily as a result of these impairment charges, our 2009 results reflect a loss from continuing operations before income taxes attributable to CPA®:16 — Global shareholders. Because of the loss reflected in our 2009 results, we have provided disaggregated summarized financial information for our unconsolidated ventures in the tables below.

Notes to Consolidated Financial Statements
The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values. The carrying value of these ventures is affected by the timing and nature of distributions (dollars in thousands):

		Ownership	Carrying Value at
		Interest at	December 31,
Lessee	Subsidiary Name(s)	December 31, 2009	2009	2008
Equity Investments in Real Estate:
U-Haul Moving Partners, Inc. and Mercury Partners, LP	UH Storage (DE) LP	31%	$33,834	$34,817
The New York Times Company	620 Eighth NYT (NY) LP & 620 Eighth Lender NYT LP	27%	33,195	—
Schuler A.G. (a)	Property in Göppingen, Germany (b)	33%	23,469	22,982
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 1) (a)	Wegell GMBH	25%	18,934	16,058
TietoEnator Plc (a)	Finit (FI) LLC	40%	8,488	8,385
Police Prefecture, French Government (a) (c)	Tissue SARL	50%	8,268	13,310
OBI A.G. (a) (c)	Pol Beaver LLC	25%	6,794	8,829
Pohjola Non-life Insurance Company (a) (c)	Pohj Landlord (Finland) LLC	40%	6,632	7,696
Frontier Spinning Mills, Inc.	FRO SPIN (NC) LLC	40%	6,077	15,551
Actebis Peacock GmbH (a)	Tech Landlord (GER) LLC	30%	5,644	5,833
Actuant Corporation (a)	GB-ACT (GER) LP	50%	2,758	2,845
Consolidated Systems, Inc.	Property in Columbia, South Carolina (b)	40%	2,131	2,164
Lindenmaier A.G. (a)	Linden (GER) LLC	33%	1,569	4,565
Thales S.A. (a)	BBA I Invest SARL	35%	356	—

			158,149	143,035

ADC Equity Arrangement:
Soho House Beach House LLC	Carey 16 Lending Corp.	N/A	—	42,085

			$158,149	$185,120

(a)	Carrying value of investment is affected by the impact of fluctuations in the exchange rate of the Euro.

(b)	We own an interest in this property through a tenant-in-common interest.

(c)	The decrease in carrying value was primarily due to cash distributions made to us by the venture.
The New York Times Company
In March 2009, 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP completed a net lease financing transaction with respect to a leasehold condominium interest, encompassing approximately 750,000 rentable square feet, in the office headquarters of The New York Times Company for approximately $233.7 million, inclusive of acquisition fees payable to the advisor. We, our advisor and another affiliate, CPA®:17 — Global, hold 27.25% 17.75% and 55% interests, respectively, in both 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP. Our share of the purchase price was approximately $64.2 million, which we funded with our existing cash resources. We account for this investment under the equity method of accounting as we do not have a controlling interest in the entity but exercise significant influence over it. In connection with this investment, which was deemed a direct financing lease, 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP capitalized acquisition-related costs and fees totaling $8.7 million. In August 2009, 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP obtained mortgage financing on the New York Times property of $119.8 million at an annual interest rate of LIBOR plus 4.75% that has been capped at 8.75% through the use of an interest rate cap. This new financing has a term of five years.
Schuler A.G.
In 2007, we and an affiliate obtained 33% and 67% tenant-in-common interests in a property in Göppingen, Germany leased to Schuler, A.G. for a total cost of $73.8 million.

Notes to Consolidated Financial Statements
Hellweg Die Profi-Baumarkte GmbH & Co. KG
During 2009, Wegell GmbH prepaid $7.4 million of its non-recourse mortgage obligation in exchange for the lender’s agreement to amend certain loan covenants related to the tenant. Wegell GmbH subsequently placed $5.3 million into escrow to be used for an expansion of a property and received additional proceeds of $3.5 million from the same mortgage loan to partially finance the expansion.
OBI A.G.
At December 31, 2009, the carrying value of this investment included our share of the net loss on interest rate swap derivative instruments recognized by the venture during 2009.
Frontier Spinning Mills, Inc.
In 2008, we and an affiliate obtained 40% and 60% interests, respectively, in FRO SPIN (NC) LLC, a domestic venture that leases properties to Frontier Spinning Mills, Inc., at a total cost of $38.9 million. In July 2009, FRO SPIN (NC) LLC obtained mortgage financing of $23.4 million and distributed the proceeds to the venture partners.
Actebis Peacock GmbH
In 2008, we and an affiliate obtained 30% and 70% interests, respectively, in a German venture that leases properties to Actebis Peacock GmbH at a total cost of $69.4 million, including a commitment to construct an expansion for a total cost of up to $11.1 million. The venture obtained non-recourse mortgage financing of $36.1 million, with a fixed annual interest rate of 6.5% and a term of 7 years. The venture also obtained a commitment for additional financing of up to $7.8 million for the purpose of constructing the expansion. No costs had been incurred and no mortgage proceeds had been drawn down in connection with the proposed expansion at December 31, 2009.
Lindenmaier A.G.
In 2007, we and an affiliate obtained 33% and 67% interests, respectively, in Linden (GER) LLC, a German venture that leases properties to Lindenmaier A.G., at a total cost of $30.8 million. Linden (GER) LLC simultaneously obtained mortgage financing of $12.8 million and distributed the proceeds to the venture partners. Amounts are based on the exchange rate of the Euro at the date of acquisition and financing.
In April 2009, Lindenmaier A.G. filed for bankruptcy in Germany. In July 2009, the venture entered into an interim lease agreement with Lindenmaier that expired in February 2010 and was then converted to a month-to-month lease. This interim agreement provides for substantially lower rental income than the original lease. We recognized other-than-temporary impairment charges of $2.7 million and $1.4 million during 2009 and 2008, respectively, in connection with this venture. (Note 11).

Notes to Consolidated Financial Statements
During 2009 and 2008, Linden (GER) LLC incurred impairment charges of $12.3 million and less than $0.1 million to reduce its carrying value in the properties to the properties’ estimated fair value. Other-than-temporary impairment charges on equity investments in real estate are calculated using a different method than impairment charges related to net investments in properties and net investments in direct financing leases, and therefore the other-than-temporary impairment charges recognized by us during 2009 and 2008 are not comparable to the impairment charges recognized by Linden (GER) LLC. See Impairments in Note 2 for an explanation of each method.
Thales S.A.
In July 2009, this venture sold four of its five properties back to the tenant for $46.6 million and recognized a gain on sale of $11.1 million. The proceeds were used to partially repay the existing non-recourse mortgage loan on these properties, which had an outstanding balance of $74.7 million at the date of the sale. The remaining loan balance of $28.1 million is collateralized by the unsold fifth property. We recognized net other-than-temporary impairment charges of $0.9 million and $1.7 million during 2009 and 2008, respectively in connection with this venture (Note 11). At December 31, 2008, our proportionate share of losses at the equity investment level, including impairment charges, was greater than our investment basis, and as such, the carrying value of our equity investment was reduced to zero.
During 2009 and 2008, the venture that owns the Thales, S.A. properties incurred impairment charges of $0.8 million and $35.4 million to reduce its carrying value in several of the properties to their estimated fair value. Other-than-temporary impairment charges recognized by us during 2009 and 2008 are not comparable to the impairment charges recognized by the venture. See Impairments in Note 2 for an explanation of each method.
Soho House Beach House LLC
In 2008, we entered into a domestic build-to-suit project for a total cost of up to $61.2 million that we accounted for under the equity method of accounting as it constituted an ADC equity arrangement (Note 2). Total estimated construction costs were increased to $63.0 million during 2009. The ADC equity arrangement provided for a fixed annual interest rate of 5.8% and was scheduled to mature in April 2010. We were committed to purchase the property at a fixed price upon completion, and the borrower had little or no equity in the transaction. At December 31, 2008, we had funded $37.0 million of our total commitment of $63.0 million. We consolidated this investment in our financial statements from September 30, 2009.
The following tables present summarized balance sheet information for our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	December 31, 2009
		620 Eighth NYT
		(NY) LP & 620								Property in
		Eighth Lender		FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Total	NYT LP (d)	Finit (FI) LLC	LLC	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany	All Others (e)
Assets
Net investments in real estate (a)	$1,336,512	$235,608	$87,261	$38,809	$16,965	$92,431	$92,398	$231,202	$183,588	$73,868	$284,382
Intangible assets	109,472	—	8,401	—	—	10,018	14,993	39,457	—	—	36,603
Other assets, net (b)	58,391	6,151	3,130	335	1,089	1,828	1,954	23,442	12,293	442	7,727

Total assets	$1,504,375	$241,759	$98,792	$39,144	$18,054	$104,277	$109,345	$294,101	$195,881	$74,310	$328,712

Liabilities and Equity
Debt	$932,778	$119,154	$75,785	$23,300	$12,656	$85,729	$90,602	$164,328	$106,937	$—	$254,287
Other liabilities (c)	70,533	2,520	1,421	538	909	2,000	2,571	20,234	14,008	6,108	20,224

Total liabilities	1,003,311	121,674	77,206	23,838	13,565	87,729	93,173	184,562	120,945	6,108	274,511

Partners’/ members’ equity	501,064	120,085	21,586	15,306	4,489	16,548	16,172	109,539	74,936	68,202	54,201

Total liabilities and equity	$1,504,375	$241,759	$98,792	$39,144	$18,054	$104,277	$109,345	$294,101	$195,881	$74,310	$328,712

Notes to Consolidated Financial Statements

	December 31, 2008
									Property in
			FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Total	Finit (FI) LLC	LLC	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany	All Others (e)
Assets
Net investments in real estate (a)	$1,150,415	$87,825	$38,866	$29,136	$92,851	$92,710	$235,930	$181,261	$73,254	$318,582
Intangible assets	125,698	9,437	—	1,122	11,482	16,292	42,108	—	—	45,257
Other assets, net (b)	102,773	1,777	373	739	2,175	9,051	22,066	7,220	14	59,358

Total assets	$1,378,886	$99,039	$39,239	$30,997	$106,508	$118,053	$300,104	$188,481	$73,268	$423,197

Liabilities and Equity
Debt	$850,125	$76,170	$—	$12,574	$85,419	$89,924	$168,202	$113,754	$—	$304,082
Other liabilities (c)	61,110	1,442	361	691	1,955	1,855	19,302	11,390	6,434	17,680

Total liabilities	911,235	77,612	361	13,265	87,374	91,779	187,504	125,144	6,434	321,762

Partners’/ members’ equity	467,651	21,427	38,878	17,732	19,134	26,274	112,600	63,337	66,834	101,435

Total liabilities and equity	$1,378,886	$99,039	$39,239	$30,997	$106,508	$118,053	$300,104	$188,481	$73,268	$423,197

(a)	Net investments in real estate consists of net investments in properties and net investments in direct financing leases.

(b)	Other assets, net consisted primarily of escrow balances, tenant security deposits held by lenders and restricted cash balances aggregating $31.2 million and $25.9 million at December 31, 2009 and 2008, respectively, and cash and cash equivalents balances aggregating $18.3 million and $23.0 million at December 31, 2009 and 2008, respectively. At December 31, 2008, Other assets, net also included contributions aggregating $51.8 million related to the Soho House Beach House ADC arrangement and a related note receivable.

(c)	Other liabilities consists primarily of miscellaneous amounts held on behalf of tenants and prepaid and deferred rent and security deposits.

(d)	We acquired our interest in 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP in 2009 (see The New York Times Company above).

(e)	All Others includes unconsolidated ventures that were not significant to the consolidated financial statements.
The following tables present summarized income statement information for our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	Year ended December 31, 2009
		620 Eighth NYT
		(NY) LP & 620								Property in
		Eighth Lender		FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Total	NYT LP (e)	Finit (FI) LLC	LLC (f)	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany	All Others (g)
Revenues
Lease revenues (a)	$140,230	$21,751	$8,636	$4,469	$2,000	$9,240	$8,272	$30,589	$14,881	$6,568	$33,824
Other operating income	2,731	—	6	—	—	—	255	12	—	—	2,458

	142,961	21,751	8,642	4,469	2,000	9,240	8,527	30,601	14,881	6,568	36,282

Operating Expenses
Depreciation and amortization	(28,015)	—	(2,994)	—	(953)	(3,461)	(2,683)	(7,379)	—	—	(10,545)
Impairment charges (b)	(13,118)	—	—	—	(12,340)	—	—	—	—	—	(778)
Other operating expenses (c)	(10,475)	(24)	(740)	(2)	(1,555)	(476)	(804)	(241)	(1,476)	—	(5,157)

	(51,608)	(24)	(3,734)	(2)	(14,848)	(3,937)	(3,487)	(7,620)	(1,476)	—	(16,480)

Other Income and Expenses
Other income and (expenses), net (d)	9,749	1	48	—	(4)	(13)	12	8	20	310	9,367
Interest expense	(46,937)	(2,042)	(3,901)	(845)	(738)	(3,845)	(3,991)	(10,861)	(5,104)	—	(15,610)

	(37,188)	(2,041)	(3,853)	(845)	(742)	(3,858)	(3,979)	(10,853)	(5,084)	310	(6,243)

Net Income (Loss)	$54,165	$19,686	$1,055	$3,622	$(13,590)	$1,445	$1,061	$12,128	$8,321	$6,878	$13,559

Notes to Consolidated Financial Statements

	Year ended December 31, 2008
									Property in
			FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Total	Finit (FI) LLC	LLC (f)	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany	All Others (g)
Revenues
Lease revenues (a)	$116,813	$8,790	$12	$2,703	$9,343	$8,109	$28,541	$15,155	$6,802	$37,358
Other operating income	4,756	278	—	7	—	130	5	—	—	4,336

	121,569	9,068	12	2,710	9,343	8,239	28,546	15,155	6,802	41,694

Operating Expenses
Depreciation and amortization	(30,151)	(3,148)	—	(148)	(3,638)	(2,819)	(7,379)	—	—	(13,019)
Impairment charges (b)	(35,422)	—	—	(30)	—	—	—	—	—	(35,392)
Other operating expenses (c)	(14,383)	(840)	—	(409)	(469)	(766)	(135)	(1,753)	(453)	(9,558)

	(79,956)	(3,988)	—	(587)	(4,107)	(3,585)	(7,514)	(1,753)	(453)	(57,969)

Other Income and Expenses
Other income and (expenses), net (d)	2,203	69	—	(131)	133	302	13	162	8	1,647
Interest expense	(46,059)	(4,197)	—	(791)	(4,107)	(4,230)	(11,137)	(5,455)	—	(16,142)

	(43,856)	(4,128)	—	(922)	(3,974)	(3,928)	(11,124)	(5,293)	8	(14,495)

Net (Loss) Income	$(2,243)	$952	$12	$1,201	$1,262	$726	$9,908	$8,109	$6,357	$(30,770)

	Year ended December 31, 2007
								Property in
			Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Total	Finit (FI) LLC	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany	All Others (g)
Revenues
Lease revenues (a)	$100,553	$7,963	$510	$8,454	$7,109	$28,541	$14,115	$1,808	$32,053
Other operating income	5,018	550	—	—	594	1	2	—	3,871

	105,571	8,513	510	8,454	7,703	28,542	14,117	1,808	35,924

Operating Expenses
Depreciation and amortization	(27,804)	(2,940)	(34)	(3,399)	(2,634)	(7,379)	—	—	(11,418)
Other operating expenses (c)	(9,292)	(993)	(1)	(7)	(603)	(83)	(1,256)	(3)	(6,346)

	(37,096)	(3,933)	(35)	(3,406)	(3,237)	(7,462)	(1,256)	(3)	(17,764)

Other Income and Expenses
Other income and (expenses), net (d)	1,571	275	87	104	119	25	149	—	812
Interest expense	(42,625)	(3,974)	(172)	(3,866)	(3,906)	(11,335)	(5,196)	—	(14,176)

	(41,054)	(3,699)	(85)	(3,762)	(3,787)	(11,310)	(5,047)	—	(13,364)

Net Income	$27,421	$881	$390	$1,286	$679	$9,770	$7,814	$1,805	$4,796

(a)	Lease revenues consists of rental income and interest income from direct financing leases.

(b)	For the years ended December 31, 2009 and 2008, All Other included impairment charges totaling $0.8 million and $35.4 million recognized by the venture that leases properties to Thales, S.A. (see Thales S.A. above).

(c)	Other operating expenses consists of property expenses, general and administrative expenses and provision for foreign, state and local income taxes.

(d)	Other income and (expenses), net consists primarily of gains (losses) on foreign currency transactions and derivative instruments and other interest income. Included in All Others for the year ended December 31, 2009 was a gain of $11.3 million recognized by a venture in connection with the sale of several properties (see Thales S.A. above).

(e)	We acquired our interest in 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP in 2009 (see The New York Times Company above).

(f)	We acquired our interest in FRO SPIN (NC) LLC in 2008 (see Frontier Spinning Mills, Inc. above).

(g)	All Others includes unconsolidated ventures that were not significant to the consolidated financial statements.

Notes to Consolidated Financial Statements
The following tables present summarized cash flow information for certain of our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	Year ended December 31, 2009
	620 Eighth NYT
	(NY) LP & 620								Property in
	Eighth Lender		FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	NYT LP (a)	Finit (FI) LLC	LLC (b)	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany
Net cash provided by (used in):
Operating activities	$17,213	$1,292	$3,877	$(640)	$2,473	$2,979	$20,061	$7,448	$7,358
Investing activities	(233,720)	—	—	—	—	—	—	(5,576)	—
Financing activities	216,566	(170)	(4,240)	1,177	(2,840)	(9,907)	(19,065)	(2,299)	(6,714)
Effect of exchange rate changes on cash	—	103	—	46	26	(576)	—	10	(217)

Net (decrease) increase in cash and cash equivalents	59	1,225	(363)	583	(341)	(7,504)	996	(417)	427
Cash and cash equivalents, beginning of year	—	1,252	373	376	2,128	8,770	3,447	3,475	3

Cash and cash equivalents, end of year	$59	$2,477	$10	$959	$1,787	$1,266	$4,443	$3,058	$430

Notes to Consolidated Financial Statements

	Year ended December 31, 2008
								Property in
		FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Finit (FI) LLC	LLC (b)	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany
Net cash provided by (used in):
Operating activities	$1,575	$373	$764	$1,946	$2,388	$17,266	$6,526	$6,455
Investing activities	—	(38,866)	(20)	—	—	—	—	(1)
Financing activities	(3,337)	38,866	(867)	(4,960)	(363)	(13,822)	(15,108)	(6,788)
Effect of exchange rate changes on cash	(350)	—	1	(377)	(1,147)	—	(1,183)	337

Net (decrease) increase in cash and cash equivalents	(2,112)	373	(122)	(3,391)	878	3,444	(9,765)	3
Cash and cash equivalents, beginning of year	3,364	—	498	5,519	7,892	3	13,240	—

Cash and cash equivalents, end of year	$1,252	$373	$376	$2,128	$8,770	$3,447	$3,475	$3

	Year ended December 31, 2007
							Property in
		Linden (GER)	Pohj Landlord		UH Storage (DE)		Göppingen,
	Finit (FI) LLC	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH	Germany
Net cash provided by (used in):
Operating activities	$708	$897	$1,918	$1,992	$17,097	$7,811	$7,813
Investing activities	—	(30,778)	—	—	—	—	(73,817)
Financing activities	240	30,396	(427)	(282)	(17,094)	(2,018)	66,012
Effect of exchange rate changes on cash	337	(17)	121	589	—	810	(8)

Net increase in cash and cash equivalents	1,285	498	1,612	2,299	3	6,603	—
Cash and cash equivalents, beginning of year	2,079	—	3,907	5,593	—	6,637	—

Cash and cash equivalents, end of year	$3,364	$498	$5,519	$7,892	$3	$13,240	$—

(a)	We acquired our interest in 620 Eighth NYT (NY) LP and 620 Eighth Lender NYT LP in 2009 (see The New York Times Company above).

(b)	We acquired our interest in FRO SPIN (NC) LLC in 2008 (see Frontier Spinning Mills, Inc. above).
The following table presents scheduled debt principal payments during each of the next five years following December 31, 2009 and thereafter for certain of our equity investments in real estate (in thousands):

	620 Eighth NYT
	(NY) LP & 620
	Eighth Lender		FRO SPIN (NC)	Linden (GER)	Pohj Landlord		UH Storage (DE)
Years ending December 31,	NYT LP	Finit (FI) LLC	LLC	LLC	(Finland) LLC	Tissue SARL	LP	Wegell GMBH
2010	$2,498	$1,896	$315	$129	$1,299	$966	$4,136	$3,507
2011	2,626	2,101	341	129	1,523	1,106	4,415	4,676
2012	2,761	2,306	369	129	1,702	1,246	4,683	4,676
2013	2,902	2,511	399	129	1,881	1,386	5,028	4,676
2014	108,367	66,971	433	129	1,971	1,584	146,066	4,676
Thereafter	—	—	21,443	12,011	77,353	84,314	—	84,726

Total	$119,154	$75,785	$23,300	$12,656	$85,729	$90,602	$164,328	$106,937

We recognized income from our equity investments in real estate of $13.8 million, $8.8 million and $2.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. These amounts represent our share of the income or losses of these ventures as well as certain depreciation and amortization adjustments related to purchase accounting and other-than-temporary impairment charges.

Notes to Consolidated Financial Statements
Note 7. Notes Receivable
At December 31, 2009 and 2008, notes receivable totaled $363.6 million and $351.2 million, respectively.
Hellweg 2
In April 2007, we and our affiliates acquired a venture (the “property venture”) that in turn acquired a 24.7% ownership interest in a limited partnership. We and our affiliates also acquired a second venture (the “lending venture”), which made a loan (the “note receivable”) to the holder of the remaining 75.3% interests in the limited partnership (the “partner”). We refer to this transaction as the “Hellweg 2” transaction. At December 31, 2009 and 2008, the note receivable totaled $337.4 million and $331.8 million, respectively, inclusive of amounts attributable to noncontrolling interests of $250.9 million and $246.7 million, respectively. Under the terms of the note receivable, the lending venture will receive interest at a fixed annual rate of 8%. The note receivable matures in April 2017.
In connection with this transaction, the property venture agreed to an option agreement which gives the property venture the right to purchase, from the partner, an additional 75% interest in the limited partnership no later than December 2010 at a price which will equal the principal amount of the note receivable at the time of purchase. Upon exercise of this purchase option, the property venture would own 99.7% of the limited partnership. The property venture has also agreed to a second assignable option agreement to acquire the remaining 0.3% interest in the limited partnership by December 2012. If the property venture does not exercise its option agreements, the partner has option agreements to put its remaining interests in the limited partnership to the property venture during 2014 at a price which will equal the principal amount of the note receivable at the time of purchase. We have presented the note receivable on a gross basis and have classified the partner’s corresponding 75.3 % interest in the limited partnership as redeemable noncontrolling interest in the consolidated financial statements.
Other
In June 2007, we entered into an agreement to provide a developer with a construction loan of up to $14.8 million that provides for a variable annual interest rate of LIBOR plus 2.5% and matures in April 2010. In November 2008, we amended this agreement to provide for a construction loan of up to $15.8 million at a variable annual interest rate of LIBOR plus 2.5% that matures in June 2010. At December 31, 2009 and 2008, the balance of the construction loan receivable was $15.6 million and $9.7 million, respectively, which included amounts funded of $14.8 million and $9.0 million, respectively.
In addition, we had a note receivable which totaled $9.6 million at both December 31, 2009 and 2008, with a fixed annual interest rate of 6.3% and a maturity date of February 2015.
Note 8. Intangibles
In connection with our acquisition of properties, we have recorded net lease intangibles of $151.0 million, which are being amortized over periods ranging from three years to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenue, while amortization of in-place lease and tenant relationship intangibles is included in depreciation and amortization. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements. Intangibles are summarized as follows:

	December 31,
	2009	2008
Amortized Intangibles Assets
Management contract	$874	$874
Franchise agreement	2,240	2,240
Less: accumulated amortization	(785)	(436)

	2,329	2,678

Lease intangibles:
In-place lease	115,437	110,104
Tenant relationship	34,674	31,997
Above-market rent	44,433	48,318
Less: accumulated amortization	(34,441)	(25,009)

	160,103	165,410

	162,432	168,088

Amortized Below-Market Rent Intangible
Below-market rent	(43,541)	(40,713)
Less: accumulated amortization	5,331	3,774

	$(38,210)	$(36,939)

Notes to Consolidated Financial Statements
Net amortization of intangibles, including the effect of foreign currency translation, was $8.5 million, $8.4 million and $6.8 million for 2009, 2008 and 2007, respectively. Based on the intangibles recorded at December 31, 2009, scheduled net annual amortization of intangibles for each of the next five years is expected to be $8.4 million annually between 2010 and 2014.
Note 9. Fair Value Measurements
In September 2007, the FASB issued authoritative guidance for using fair value to measure assets and liabilities, which we adopted as required on January 1, 2008, with the exception of nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, which we adopted as required on January 1, 2009. In April 2009, the FASB provided additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased, which we adopted as required in the second quarter of 2009. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain marketable securities.
Items Measured at Fair Value on a Recurring Basis
The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2009 and 2008 (in thousands):

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$49,261	$49,261	$—	$—
Marketable securities	1,851	—	—	1,851
Derivative assets	2,228	—	50	2,178

	$53,340	$49,261	$50	$4,029

Liabilities: Derivative liabilities	$(380)	$—	$(380)	$—

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$137,203	$137,203	$—	$—
Marketable securities	2,192	—	—	2,192
Derivative assets	2,973	—	—	2,973

	$142,368	$137,203	$—	$5,165

Liabilities:
Derivative liabilities	$(520)	$—	$(520)	$—

Assets and liabilities presented above exclude assets and liabilities owned by unconsolidated ventures.

	Unobservable Inputs (Level 3 only)
	Marketable	Derivative		Marketable	Derivative
	Securities	Assets	Total Assets	Securities	Assets	Total Assets
	Year ended December 31, 2009			Year ended December 31, 2008
Beginning balance	$2,192	$2,973	$5,165	$2,438	$6,246	$8,684
Total gains or losses (realized and unrealized):
Included in earnings	—	(799)	(799)	—	(3,176)	(3,176)
Included in other comprehensive income	(28)	4	(24)	55	(97)	(42)
Amortization and accretion	(313)	—	(313)	(301)	—	(301)

Ending balance	$1,851	$2,178	$4,029	$2,192	$2,973	$5,165

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—	$(799)	$(799)	$—	$(3,176)	$(3,176)

Notes to Consolidated Financial Statements
Gains and losses (realized and unrealized) included in earnings are reported in Other income and expenses in the consolidated financial statements.
Our financial instruments had the following carrying value and fair value (in thousands):

	December 31, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt	$1,445,889	$1,286,300	$1,438,226	$1,202,552
Notes receivable	362,707	363,389	351,200	341,238
Marketable securities (a)	1,839	1,851	2,153	2,192

(a)	Carrying value represents historical cost for marketable securities.
We determine the estimated fair value of our debt instruments and notes receivable using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. We estimate that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2009 and 2008.
Items Measured at Fair Value on a Non-Recurring Basis
At December 31, 2009, we performed our quarterly assessment of the value of our real estate investments in accordance with current authoritative accounting guidance. We determined the valuation of these assets using widely accepted valuation techniques, including discounted cash flow on the expected cash flows of each asset as well as the income capitalization approach, which considers prevailing market capitalization rates. We reviewed each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. Actual results may differ materially if market conditions or the underlying assumptions change. See Note 11 for a discussion of impairment charges incurred in 2009.
The following table presents information about our nonfinancial assets that were measured on a fair value basis for the years ended December 31, 2009 and 2008, respectively. All of the impairment charges were measured using unobservable inputs (Level 3) (in thousands):

	Year ended December 31, 2009		Year ended December 31, 2008
	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment
	Measurements	Charges	Measurements	Charges
Assets:
Net investments in properties	$135,541	$46,152	$—	$—
Net investments in direct financing leases	167,752	2,279	55,977	890
Equity investments in real estate	1,925	3,598	4,583	3,085
Intangible assets	8,170	7,564	—	—

	$313,388	$59,593	$60,560	$3,975

Liabilities:	$(1,394)	$(37)	$—	$—

Intangible liabilities	$(1,394)	$(37)	$—	$—

Note 10. Risk Management and Use of Derivative Financial Instruments
Risk Management
In the normal course of our on-going business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our marketable securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union, Canada, Mexico, Malaysia and Thailand and are subject to the risks associated with changing foreign currency exchange rates.

Notes to Consolidated Financial Statements
Foreign Currency Exchange
We are exposed to foreign currency exchange rate movements, primarily in the Euro and the British Pound Sterling and, to a lesser extent, certain other currencies. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency, but we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and expenses in the consolidated financial statements.
Use of Derivative Financial Instruments
When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates on foreign currency. We have not entered, and do not plan to enter into financial instruments for trading or speculative purposes. In addition to derivative instruments that we enter into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, that are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be credit worthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.
In March 2008, the FASB amended the existing guidance for accounting for derivative instruments and hedging activities to require additional disclosures that are intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows. The enhanced disclosure requirements primarily surround the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. The required additional disclosures are presented below.
The following table sets forth our derivative instruments at December 31, 2009 and 2008 (in thousands):

		Asset Derivatives		Liability Derivatives
	Balance Sheet	Fair Value at December 31,		Fair Value at December 31,
	Location	2009	2008	2009	2008
Derivatives designated as hedging instruments
Interest rate caps	Other assets	$50	$—	$—	$—
Foreign exchange contracts	Other liabilities	—	—	(143)	—
Interest rate swaps	Other liabilities	—	—	(236)	(520)

		50	—	(379)	(520)

Derivatives not designated as hedging instruments
Embedded credit derivatives	Other assets	963	2,095	—	—
Stock warrants	Other assets	1,215	878	—	—

		2,178	2,973	—	—

Total derivatives		$2,228	$2,973	$(379)	$(520)

Notes to Consolidated Financial Statements
The following tables present the impact of derivative instruments on, and their location within, the consolidated financial statements (in thousands):

	Amount of Gain (Loss)			Amount of Gain (Loss)
	Recognized in OCI on Derivative			Reclassified from OCI into Income
	(Effective Portion)			(Effective Portion)
	Years ended December 31,			Years ended December 31,
Derivatives in Cash Flow Hedging Relationships	2009	2008	2007	2009	2008	2007
Interest rate caps (a) (b)	$26	$—	$—	$—	$—	$—
Interest rate swaps (a)	284	(520)	—	—	—	—
Foreign currency forward contracts (a) (c)	(143)	—	—	27	—	—

Total	$167	$(520)	$—	$27	$—	$—

(a)	During the years ended December 31, 2009, 2008 and 2007, no gains or losses were reclassified from OCI into income related to ineffective portions of hedging relationships or to amounts excluded from effectiveness testing.

(b)	Includes gains attributable to noncontrolling interests totaling less than $0.1 million for the year ended December 31, 2009. We obtained this interest rate cap in March 2009.

(c)	Gains (losses) reclassified from OCI into income for contracts which have matured are included in Other income and expenses.

		Amount of Gain (Loss) Recognized
		in Income on Derivatives
Derivatives not in Cash Flow	Location of Gain (Loss)	Years ended December 31,
Hedging Relationships	Recognized in Income	2009	2008	2007
Embedded credit derivatives (a)	Other income and (expenses)	$(1,136)	$(3,406)	$2,741
Stock warrants	Other income and (expenses)	338	230	—

Total		$(798)	$(3,176)	$2,741

(a)	Includes losses attributable to noncontrolling interests totaling $0.8 million and $2.7 million for the years ended December 31, 2009 and 2008, respectively, and a gain attributable to noncontrolling interests totaling $1.4 million for the year ended December 31, 2007.
See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated ventures, which are excluded from the tables above.
Interest Rate Swaps and Caps
We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our venture partners may obtain variable rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.
The interest rate swap and interest rate cap derivative instruments that we had outstanding at December 31, 2009 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

		Notional	Effective	Effective	Expiration	Fair Value at
	Type	Amount	Interest Rate	Date	Date	December 31, 2009
1-Month LIBOR	“Pay-fixed” swap	$3,880	6.7%	2/2008	2/2018	$(236)
1-Month LIBOR	Interest rate cap (a)	29,000	6.6%	3/2009	3/2012	50

						$(186)

Notes to Consolidated Financial Statements

(a)	In February 2009, a venture in which we own a 50% interest, and which we consolidate, repaid a $39.0 million outstanding balance on a non-recourse mortgage loan at a discount for $32.5 million and recognized a corresponding gain of $6.5 million. In connection with this transaction, the venture obtained new non-recourse mortgage financing of approximately $29.0 million. The new debt has an annual interest rate of LIBOR plus 5%, with a minimum rate of 6% and a maximum rate that has been capped at 10% through the use of an interest rate cap. This financing has a term of three years, with two one-year extensions. The applicable interest rate of the related debt was 6.6% at December 31, 2009, and therefore the interest rate cap was not being utilized at that date.
An unconsolidated venture in which we hold a 25% ownership interest had a non-recourse mortgage with a total carrying value of $171.2 million and $171.4 million at December 31, 2009 and 2008, respectively. The mortgage, which was obtained in two tranches, effectively bears interest at annual interest rates that have been fixed at rates ranging from 5.0% to 5.6% through the use of interest rate swaps designated as cash flow hedges. The interest rate swaps expire between October 2015 and July 2016 and had a total net fair value liability of $8.3 million and $4.2 million at December 31, 2009 and 2008.
In April 2008, this venture unwound a swap with a notional value of $31.6 million at the date of termination and obtained a new interest rate swap with a notional value of $26.5 million. The new swap, which is designated as a cash flow hedge, effectively fixed the annual interest rate for this portion of the debt at 5.6% and expires in October 2015. In connection with the interest rate swap termination, the venture received a settlement payment of $1.1 million and recognized a realized gain of $1.1 million which is included in the determination of the venture’s net income.
In addition, an unconsolidated venture in which we hold a 27.25% ownership interest had a non-recourse mortgage with a total carrying value of $119.2 million at December 31, 2009. The mortgage bears interest at an annual interest rate of LIBOR plus 4.8% that has been capped at 8.8% through the use of an interest rate cap designated as a cash flow hedge. The applicable interest rate of the related debt was 5.0% at December 31, 2009, and therefore the interest rate cap was not being utilized at that date. The interest rate cap expires in August 2014 and had an estimated total fair value of $3.0 million at December 31, 2009.
Our share of changes in the fair value of these interest rate caps and swaps is included in Accumulated other comprehensive income in equity and reflected unrealized losses of $1.1 million and $4.0 million for the years ended December 31, 2009 and 2008, respectively.
Foreign Currency Forward Contracts
We have entered into foreign currency forward contracts to hedge certain of our foreign currency cash flow exposures. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. By entering into these contracts, we are locked into a future currency exchange rate, which limits our exposure to the movement in foreign currency exchange rates.
In January 2009, we entered into foreign currency forward contracts with a total notional amount of $4.2 million, based on the exchange rate of the Euro at December 31, 2009. These contracts fixed the exchange rate of the Euro to rates ranging from $1.3307 to $1.3436 with maturity dates between March 2009 and December 2010.
Embedded Credit Derivatives
In connection with our April 2007 investment in a portfolio of German properties through a venture in which we have a total effective ownership interest of 26% and which we consolidate, we obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. In connection with providing the financing, the lender entered into an interest rate swap agreement on its own behalf through which the fixed interest rate component on the financing was converted into a variable interest rate instrument. Through the venture, we have the right, at our sole discretion, to prepay this debt at any time and to participate in any realized gain or loss on the interest rate swap at that time. These participation rights are deemed to be embedded credit derivatives.

Notes to Consolidated Financial Statements
Stock Warrants
We own stock warrants that were generally granted to us by lessees in connection with structuring the initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net cash settlement upon conversion.
Other
Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on our non-recourse variable-rate debt. At December 31, 2009, we estimate that an additional $0.2 million will be reclassified as interest expense during the next twelve months.
We have agreements with certain of our derivative counterparties that contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on any of our indebtedness. At December 31, 2009, we have not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $0.4 million at December 31, 2009, which includes accrued interest but excludes any adjustment for nonperformance risk. If we had breached any of these provisions at December 31, 2009, we could have been required to settle our obligations under these agreements at their termination value of $0.4 million.
Portfolio Concentration Risk
Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10% of current annualized contractual lease revenues in certain areas, as described below. Although we view our exposure from properties that we purchased together with our affiliates based on our ownership percentage in these properties, the percentages below are based on our consolidated ownership and not on our actual ownership percentage in these investments.
At December 31, 2009, 56% of our directly owned real estate properties were located in the U.S., with the majority of our directly owned international properties located in the European Union (38%), with Germany (27%) representing the only international concentration. In addition, Hellweg 2, which is located in Germany, represented 20% of lease revenue in 2009, inclusive of noncontrolling interest. At December 31, 2009, our directly owned real estate properties contained significant concentrations in the following asset types: industrial (46%), retail (19%), warehouse/distribution (19%) and office (12%); and in the following tenant industries: retail (29%), chemicals, plastics, rubber and glass (10%) and automobile (10%).
Many companies in automotive related industries (manufacturing, parts, services, etc.) have been experiencing increasing difficulties for several years, which has resulted in several companies filing for bankruptcy. At December 31, 2009, we had eight tenants in automotive related industries, four of which have filed for bankruptcy protection (see below). These eight tenants accounted for lease revenues, inclusive of noncontrolling interests, and net loss or income from equity investments as follows: lease revenues from these tenants were $18.0 million, $19.9 million and $15.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. For our equity investments in real estate, we recognized net losses of $3.2 million and $0.8 million for the years ended December 31, 2009 and 2008, respectively and net income of $0.1 million for the year ended December 31, 2007. These investments had an aggregate carrying value of $152.0 million and $180.3 million at December 31, 2009 and December 31, 2008, respectively. Based on their carrying values at December 31, 2009, 53% of these investments were international (in the European Union, Canada and Mexico).

Notes to Consolidated Financial Statements
At December 31, 2009, five tenants, four of which operate in the automotive industry, were in various stages of the bankruptcy process. These five tenants accounted for lease revenues and loss from equity investments of $5.4 million, inclusive of amounts attributable to noncontrolling interests of $1.9 million and $3.2 million, respectively, for 2009 and had an aggregate carrying value of $19.6 million at December 31, 2009. For the years ended December 31, 2009 and 2008, we incurred impairment charges totaling $35.3 million and $1.4 million, respectively, inclusive of noncontrolling interest of $12.7 million in 2009,on properties leased to these tenants (Note 11). As a result of these corporate defaults, during 2009 we suspended debt service on three non-recourse mortgage loans, which had an aggregate outstanding balance of $27.2 million at December 31, 2009, inclusive of amounts attributable to noncontrolling interests of $11.6 million. During the first quarter of 2010, the court appointed a receiver on one of these properties as a result of an event of default by us on the non-recourse mortgage debt with an outstanding balance of $13.3 million at December 31, 2009.
Note 11. Impairment Charges
The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments during 2009 and 2008 (in thousands):

	Years ended December 31,
	2009	2008
Net investments in properties (a)	$32,867	$—
Net investments in direct financing leases	2,279	890
Equity investments in real estate (b)	3,598	3,085

Total impairment charges included in income from continuing operations	38,744	3,975
Impairment charges included in discontinued operations	20,812	—

Total impairment charges	$59,556	$3,975

(a)	Includes charges recognized on intangible assets and liabilities related to net investments in properties (Note 10).

(b)	Impairment charges on our equity investments are included in Income from equity investments in real estate in our consolidated statements of operations.
No impairment charges were recognized during 2007.
Impairment charges recognized during 2009 and 2008 were as follows:
Foss Manufacturing Company, LLC
During 2009, we incurred an impairment charge of $16.0 million on a property leased to Foss Manufacturing Company, LLC as a result of a significant deterioration in the tenant’s financial outlook. We calculated the estimated fair value of this property based on a discounted cash flow analysis. During the second quarter of 2009, we entered into an amended lease agreement with Foss Manufacturing that substantially reduced annual contractual rent and provides for us to receive additional rent based on a percentage of sales. At December 31, 2009, these properties were classified as Net investments in properties in the consolidated financial statements.
Goertz & Schiele Corp.
During 2009, we recognized impairment charges totaling $15.7 million on a property leased to Goertz & Schiele Corp., which filed for bankruptcy in September 2009. We calculated the estimated fair value of this property based on discounted cash flow analyses and market information obtained from outside sources. The tenant ceased making rent payments during the second quarter of 2009 and, as a result, we suspended the debt service payments on the related mortgage loan beginning in July 2009. In January 2010, Goertz & Schiele Corp. terminated its lease with us in bankruptcy proceedings. During the first quarter of 2010, the subsidiary that holds this property consented to a court order appointing a receiver following an event of a default by us on a non-recourse debt obligation involving this property. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. At the date of deconsolidation, the property had a carrying value of $6.7 million, reflecting the impact of impairment charges totaling $15.7 million recognized in 2009, and the non-recourse mortgage loan had an outstanding balance of $13.3 million. In connection with this deconsolidation, we recognized a gain of $7.1 million, inclusive of amounts attributable to noncontrolling interest of $3.5 million during the first quarter of 2010. At December 31, 2009, this property was classified as Net investments in properties in the consolidated financial statements. Results of operations of this property are included in (Loss) income from discontinued operations in the consolidated financial statements.

Notes to Consolidated Financial Statements
Görtz & Schiele GmbH & Co
During 2009, we recognized impairment charges totaling $9.7 million on properties leased to Görtz & Schiele GmbH & Co., which filed for bankruptcy in November 2008. We calculated the estimated fair values of these properties based on discounted cash flow analyses and market information obtained from outside sources. The tenant ceased making rent payments during the second quarter of 2009 and, as a result, we suspended the debt service payments on the related mortgage loans beginning in July 2009. In March 2010, a successor tenant to Görtz & Schiele GmbH & Co. signed a new lease with us on substantially the same terms. At December 31, 2009, these properties were classified as Net investments in properties in the consolidated financial statements.
John McGavigan Limited
During 2009, we incurred an impairment charge of $5.3 million on a property in the United Kingdom where the tenant, John McGavigan Limited, filed for bankruptcy in September 2009. We calculated the estimated fair value of this property based on a discounted cash flow analysis. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.
MetalsAmerica, Inc.
During 2009, we recognized an impairment charge of $5.1 million related to a domestic property formerly leased to MetalsAmerica, Inc., which filed for bankruptcy in July 2009. We reduced the property’s carrying value of $6.6 million to its estimated selling price of $1.5 million and sold the property in August 2009. At December 31, 2009, the results of operations of this property are included in Income from discontinued operations in the consolidated financial statements.
Lindenmaier A.G.
During 2009 and 2008, we recognized other-than-temporary impairment charges of $2.7 million and $1.4 million, respectively, to reduce the carrying value of a venture to the estimated fair value of its underlying net assets, which we assessed using a discounted cash flow analysis and market information obtained from outside sources. The venture leases property to Lindenmaier A.G., which filed for bankruptcy in the second quarter of 2009. At December 31, 2009, this venture is classified as Equity investment in real estate in the consolidated financial statements.
Thales
During 2009, we recognized net other-than-temporary impairment charges of $0.9 million. In July 2009, a venture that owned a portfolio of five French properties leased to Thales S.A. sold four properties back to Thales. The outstanding debt balance on the four properties sold was allocated to the remaining property. An impairment charge was incurred to reduce the carrying value of the venture to the estimated fair value of its underlying net assets, which we assessed using a discounted cash flow analysis.
During 2008, we recognized an other-than-temporary impairment charge of $1.7 million to reduce the carrying value of the venture to the estimated fair value of its underlying net assets, which we assessed using a discounted cash flow analysis. At December 31, 2009, this venture is classified as Equity investment in real estate in the consolidated financial statements.
Valley Diagnostic
During 2009, we incurred an impairment charge of $1.9 million in connection with a domestic property where the tenant, Valley Diagnostic, entered liquidation proceedings. We calculated the estimated fair value of this property using third party broker quotes. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.
Other
During 2009 and 2008, we recognized impairment charges totaling $2.3 million and $0.9 million on several properties accounted for as net investments in direct financing leases in connection with other-than-temporary declines in the estimated fair value of the properties’ residual values, as determined by our annual third party valuation of our real estate.

Notes to Consolidated Financial Statements
Note 12. Debt
Non-recourse debt consists of mortgage notes payable, which are collateralized by an assignment of real property and direct financing leases with an aggregate carrying value of $1.9 billion at December 31, 2009. Our mortgage notes payable bore interest at fixed annual rates ranging from 4.4% to 7.7% and variable annual rates ranging from 5.2% to 6.7%, with maturity dates ranging from 2014 to 2031 at December 31, 2009.
Scheduled debt principal payments during each of the next five years following December 31, 2009 and thereafter are as follows (in thousands):

Years ending December 31,	Total
2010	$21,958
2011	25,433
2012	56,507
2013	30,693
2014	97,301
Thereafter through 2031	1,211,630

1,443,522
Unamortized discount	2,367

Total	$1,445,889

In February 2009, a venture in which we own a 50% interest, and which we consolidate, repaid a $39.0 million outstanding balance on a non-recourse mortgage loan at a discount for $32.5 million and recognized a corresponding gain of $6.5 million. In connection with this transaction, the venture obtained new non-recourse mortgage financing of approximately $29.0 million. The new debt has an annual interest rate of LIBOR plus 5%, with a minimum rate of 6% and a maximum rate that has been capped at 10% through the use of an interest rate cap. This financing has a term of three years, with two one-year extensions. The applicable interest rate of the related debt was 6.6% at December 31, 2009, and therefore the interest rate cap was not being utilized at that date.
In July 2009, we obtained non-recourse mortgage financing on a venture in which we and an affiliate hold 51% and 49% interests, respectively, and which we consolidate, related to an investment entered into in Hungary. This financing totaled $49.5 million, inclusive of noncontrolling interest of $24.3 million, and has an annual fixed interest rate and term of 5.9% and seven years, respectively.
During 2008, in connection with our investment activity, we obtained non-recourse mortgage financing totaling $100.1 million, inclusive of noncontrolling interest of $19.7 million, at a weighted average annual interest rate and term of 6.5% and 10 years, respectively. One of these loans bears interest at a variable rate that has been effectively converted to a fixed rate through the use of an interest rate swap agreement (Note 10).
Note 13. Commitments and Contingencies
Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.
Note 14. Equity
Distributions
Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share reported for tax purposes:

	2009	2008	2007
Ordinary income (a)	$0.18	$0.16	$0.45
Return of capital	0.48	0.50	0.20

Total distributions	$0.66	$0.66	$0.65

(a)	Decrease in per share amount in 2008 was primarily due to fees paid to the advisor and deducted for income tax purposes in 2008 as a result of meeting our performance criterion in June 2007.

Notes to Consolidated Financial Statements
We declared a quarterly distribution of $0.1656 per share in December 2009, which was paid in January 2010 to shareholders of record at December 31, 2009.
Accumulated Other Comprehensive Income
The following table presents Accumulated OCI in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2009	2008
Unrealized gain (loss) on marketable securities	$10	$38
Foreign currency translation adjustment	7,836	3,638
Unrealized (loss) gain on derivative instrument	(2,449)	(1,536)

Accumulated other comprehensive income	$5,397	$2,140

Note 15. Noncontrolling Interests
Noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. In December 2007, the FASB amended the existing authoritative guidance for accounting for noncontrolling interests in consolidated financial statements, which we adopted as required on January 1, 2009. The new guidance establishes and expands accounting and reporting standards for noncontrolling interests and, if applicable, for the deconsolidation of a subsidiary. There were no changes in our ownership interest in any of our consolidated subsidiaries for the year ended December 31, 2009.
Redeemable Noncontrolling Interests
Under the current authoritative accounting guidance, we account for the noncontrolling interests in a note receivable recorded in connection with a German transaction in 2007 as redeemable noncontrolling interests because the transaction contains put options that, if exercised, would obligate the partners to settle in cash. The partners’ interests are reflected at estimated redemption value for all periods presented.

Balance at January 1, 2007	$—
Contributions	314,211
Foreign currency translation adjustment	32,508

Balance at January 1, 2008	$346,719
Foreign currency translation adjustment	(14,877)

Balance at January 1, 2009	331,842
Foreign currency translation adjustment	5,555

Balance at December 31, 2009	$337,397

Note 16. Income Taxes
We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our shareholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.
We conduct business in various states and municipalities within the U.S. and in the European Union, Canada, Mexico, Malaysia and Thailand and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state and local taxes. Taxes on our foreign investments, primarily in Germany, comprised a significant portion of our tax provision for both 2009 and 2008, with 2009 reflecting the full year impact of certain investments. In addition, we recognized impairment charges totaling $54.5 million (Note 11) for the year ended December 31, 2009, for which we did not recognize a tax benefit, resulting in a higher effective income tax rate for 2009 as compared to the prior years.

Notes to Consolidated Financial Statements
We account for uncertain tax positions in accordance with current authoritative accounting guidance. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	December 31,
	2009	2008
Balance at January 1,	$473	$424
Additions based on tax positions related to the current year	29	170
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Settlements	—	—
Reductions for expiration of statute of limitations	(161)	(121)

Balance at December 31,	$341	$473

At December 31, 2009, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2009, 2008, and 2007, we had less than $0.1 million of accrued interest related to uncertain tax positions.
Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2006-2009 remain open to examination by the major taxing jurisdictions to which we are subject.
We have elected to treat two of our corporate subsidiaries, which engage in hotel operations, as taxable REIT subsidiaries (“TRSs”). These subsidiaries own hotels that are managed on our behalf by third party hotel management companies. A TRS is subject to corporate federal income taxes and we provide for income taxes in accordance with current authoritative guidance. These entities have operated since inception at losses for federal income taxes purposes and a full valuation allowance with respect to net deferred tax assets including net operating loss carryforwards.
Note 17. Discontinued Operations
From time to time, tenants may vacate space due to lease buy-outs, elections not to renew their leases, company insolvencies or lease rejections in the bankruptcy process. In these cases, we assess whether we can obtain the highest value from the property by re-leasing or selling it. In addition, in certain cases, we may elect to sell a property that is occupied if selling the property yields the highest value. When it is appropriate to do so under current accounting guidance for the disposal of long-lived assets, we reclassify the property as an asset held for sale and the current and prior period results of operations of the property are reclassified as discontinued operations.
Subsequent to the filing of our annual report on Form 10-K on March 26, 2010, during the first quarter of 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of default by us on a non-recourse debt obligation involving a property that was previously leased to Goertz & Schiele Corp. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. The net results of operations of this property, including impairment charges of $15.7 million recognized during 2009, have been reclassified to discontinued operations for each of the years ended December 31, 2009, 2008 and 2007 (Note 20).
In July 2009, we sold a domestic property for $50.6 million, net of selling costs, which was comprised of cash consideration of $26.1 million and the assumption of a non-recourse mortgage loan that had an outstanding balance of $24.5 million at the date of sale. We recognized a gain of $8.0 million in connection with this sale.
In August 2009, we sold a domestic property for $1.3 million, net of selling costs, and recognized a loss on the sale of $0.3 million, excluding an impairment charge recognized in 2009 of $5.1 million (Note 11). This property was encumbered by a non-recourse mortgage loan of $3.6 million. Concurrent with the closing of this sale, the lender agreed to release all the liens on the property in exchange for the $1.3 million proceeds. As a result of the release of the liens, we recognized a net gain on extinguishment of debt of $2.3 million.

Notes to Consolidated Financial Statements
The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Years ended December 31,
	2009	2008	2007
Revenues	$5,299	$6,728	$5,329
Expenses	(5,924)	(6,161)	(3,782)
Gain on sale of assets	7,634	—	—
Gain on extinguishment of debt	2,313	—	—
Impairment charges	(20,812)	—	—

Income from discontinued operations	$(11,490)	$567	$1,547

Note 18. Segment Information
We have determined that we operate in one business segment, real estate ownership, with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

2009	Domestic	Foreign(a)	Total Company
Revenues	$129,955	$103,947	$233,902
Total long-lived assets (b)	1,235,053	988,496	2,223,549

2008	Domestic	Foreign(a)	Total Company
Revenues	$129,089	$103,639	$232,728
Total long-lived assets (b)	1,287,160	903,465	2,190,625

2007	Domestic	Foreign(a)	Total Company
Revenues	$85,404	$75,455	$160,859
Total long-lived assets (b)	1,218,908	951,071	2,169,979

(a)	Consists of operations in the European Union, Mexico, Canada and Asia.

(b)	Consists of real estate, net; net investment in direct financing leases; equity investments in real estate and real estate under construction.

Notes to Consolidated Financial Statements
Note 19. Selected Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009 (b)	December 31, 2009 (c)
Revenues (a)	$55,708	$57,833	$60,117	$60,244
Operating expenses (a)	(42,457)	(26,635)	(43,841)	(29,777)
Net income (loss)	2,565	12,331	(2,734)	797
Less: Net (income) loss attributable to noncontrolling interests	(4,183)	(1,244)	9,100	4,377
Less: Net income attributable to redeemable noncontrolling interests	(6,027)	(5,738)	(4,530)	(7,254)

Net (Loss) Income Attributable to CPA®16 — Global Shareholders	(7,645)	5,349	1,836	(2,080)

(Loss) earnings per share attributable to CPA®:16 — Global shareholders	(0.06)	0.04	0.02	(0.02)
Distributions declared per share	0.1653	0.1656	0.1656	0.1656

	Three months ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008 (d)
Revenues (a)	$54,675	$59,928	$59,623	$58,502
Operating expenses (a)	(24,972)	(26,532)	(28,666)	(29,629)
Net income	14,358	15,969	9,718	7,315
Less: Net (income) loss attributable to noncontrolling interests	(1,887)	(981)	2,192	337
Less: Net income attributable to redeemable noncontrolling interests	(6,659)	(7,155)	(6,906)	(6,054)

Net Income Attributable to CPA®16 — Global Shareholders	5,812	7,833	5,004	1,598

Earnings per share attributable to CPA®:16 — Global shareholders	0.05	0.06	0.04	0.02
Distributions declared per share	0.1637	0.1642	0.1647	0.1650

(a)	Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Note 17).

(b)	Net income for the third quarter of 2009 includes impairment charges totaling $25.4 million in connection with several properties and equity investments in real estate (Note 11).

(c)	Net income for the fourth quarter of 2009 includes impairment charges totaling $14.0 million in connection with several properties and equity investments in real estate (Note 11).

(d)	Net income for the fourth quarter of 2008 includes impairment charges totaling $4.0 million in connection with several properties and equity investments in real estate (Note 11).
Note 20. Subsequent Event
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of our annual report on Form 10-K on March 26, 2010, during the first quarter of 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of default by us on a non-recourse debt obligation involving a property that was previously leased to Goertz & Schiele Corp. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of operations have been retrospectively adjusted and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for each of the years ended December 31, 2009, 2008 and 2007. The net effect of the reclassification represents increases of $17.1 million, or 233%, and $0.8 million, or 2%, in our previously reported income from continuing operations for the years ended December 31, 2009 and 2008, respectively, primarily reflecting a decrease in impairment charges of $15.7 million during the year ended December 31, 2009 as compared to the same period in 2008, and a decrease of $0.8 million, or 1%, in our previously reported income from continuing operations for the year ended December 31, 2007. There is no effect on our previously reported net income, financial condition or cash flows.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period (d)			Accumulated	Date	Income is
Description	Encumbrances (a)	Land	Buildings	Acquisition (b)	Investments (c)	Land	Buildings	Total	Depreciation (d)	Acquired	Computed
Real Estate Under Operating Leases:
Industrial, warehouse/distribution and office facilities in Englewood, California and industrial facility in Chandler, AZ	$7,846	$3,380	$8,885	$—	$3	$3,380	$8,888	$12,268	$1,231	Jun. 2004	40 yrs.
Industrial and office facilities in Hampton, NH	14,434	9,800	19,960	—	(14,952)	4,454	10,354	14,808	2,519	Jul. 2004	40 yrs.
Land in Alberta, Calgary, Canada	1,443	2,247	—	—	552	2,799	—	2,799	—	Aug. 2004	N/A
Office facility in Tinton Falls, NJ	8,972	1,700	12,934	—	—	1,700	12,934	14,634	1,711	Sep. 2004	40 yrs.
Industrial facility in The Woodlands, TX	24,635	6,280	3,551	27,331	—	6,280	30,882	37,162	3,319	Sep. 2004	40 yrs.
Office facility in Southfield, MI	8,219	1,750	14,384	—	—	1,750	14,384	16,134	1,783	Jan. 2005	40 yrs.
Industrial facility in Cynthiana, KY	3,914	760	6,885	—	2	760	6,887	7,647	854	Jan. 2005	40 yrs.
Industrial facility in Buffalo Grove, IL	9,272	2,120	12,468	—	—	2,120	12,468	14,588	1,545	Jan. 2005	40 yrs.
Office and industrial facilities in Lumlukka, Thailand and warehouse/distribution and office facilities in Udom Soayudh Road, Thailand	16,424	8,942	10,547	6,174	4,124	10,280	19,507	29,787	2,275	Jan. 2005	40 yrs.
Industrial facility in Allen TX and office facility in Sunnyvale, CA	14,651	10,960	9,933	—	—	10,960	9,933	20,893	1,211	Feb. 2005	40 yrs.
Industrial facilities in Sandersville, GA; Fernley, NV; Erwin, TN and Gainsville, TX	4,335	1,190	5,961	—	—	1,190	5,961	7,151	727	Feb. 2005	40 yrs.
Office facility in Piscataway, NJ	76,431	19,000	70,490	—	—	19,000	70,490	89,490	8,444	Mar. 2005	40 yrs.
Land in Stuart, FL; Trenton and Southwest Harbor, ME and Portsmouth, RI	10,791	20,130	—	—	—	20,130	—	20,130	—	May. 2005	N/A
Industrial facilities in Peru, IL, Huber Heights, Lima and Sheffield, OH and Lebanon, TN and office facility in Lima, OH	17,800	1,720	23,439	—	—	1,720	23,439	25,159	2,710	May. 2005	40 yrs.
Industrial facility in Cambridge, Canada	6,479	800	8,158	—	1,768	966	9,760	10,726	1,128	May. 2005	40 yrs.
Education facility in Nashville, TN	6,203	200	8,485	9	—	200	8,494	8,694	964	Jun. 2005	40 yrs.
Industrial facility in Ramos Arizpe, Mexico	—	390	3,227	6	2	390	3,235	3,625	360	Jul. 2005	40 yrs.
Warehouse/distribution facility in Norwich, CT	14,543	1,400	6,698	28,357	2	2,600	33,857	36,457	2,992	Aug. 2005	40 yrs.
Industrial facility in Glasgow, Scotland	6,402	1,264	7,885	—	(5,186)	483	3,480	3,963	733	Aug. 2005	40 yrs.
Industrial facility in Aurora, CO	3,251	460	4,314	—	(728)	460	3,586	4,046	385	Sep. 2005	40 yrs.
Warehouse/distribution facility in Kotka, Finland	7,402	—	12,266	—	2,205	—	14,471	14,471	2,004	Oct. 2005	29 yrs.
Warehouse/distribution facility in Plainfield, IN	22,185	1,600	8,638	18,185	—	4,200	24,223	28,423	2,053	Nov. 2005	40 yrs.
Residential facility in Blairsville, PA (e)	15,945	648	2,896	23,295	—	1,046	25,793	26,839	1,678	Dec. 2005	40 yrs.
Residential facility in Laramie, WY (e)	17,187	1,650	1,601	21,450	—	1,650	23,051	24,701	1,578	Jan. 2006	40 yrs.
Warehouse/distribution and industrial facilities in Houston, Weimar, Conroe and Odessa, TX	8,124	2,457	9,958	—	190	2,457	10,148	12,605	1,407	Mar. 2006	20 – 30 yrs.
Office facility in Greenville, SC	10,213	925	11,095	—	57	925	11,152	12,077	1,268	Mar. 2006	33 yrs.
Retail facilities in Maplewood, Creekskill, Morristown, Summit and Livingston, NJ	27,713	10,750	32,292	—	98	10,750	32,390	43,140	3,329	Apr. 2006	35 – 39 yrs.
Warehouse/distribution facilities in Alameda, CA and Ringwood, NJ	5,782	1,900	5,882	—	—	1,900	5,882	7,782	515	Jun. 2006	40 yrs.
Industrial facility in Amherst, NY	9,939	500	14,651	—	—	500	14,651	15,151	1,669	Aug. 2006	30 yrs.
Industrial facility in Shah Alam, Malaysia (1)	—	5,740	3,927	21	610	6,127	4,171	10,298	387	Sep. 2006	35 yrs.
Warehouse/distribution facility in Spanish Fork, UT	8,515	1,100	9,448	—	—	1,100	9,448	10,548	748	Oct. 2006	40 yrs.
Industrial facilities in Georgetown, TX and Woodland, WA	3,615	800	4,368	3,693	2,570	1,737	9,694	11,431	387	Oct. 2006	40 yrs.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period (d)			Accumulated	Date	Income is
Description	Encumbrances (a)	Land	Buildings	Acquisition (b)	Investments (c)	Land	Buildings	Total	Depreciation (d)	Acquired	Computed
Real Estate Under Operating Leases (Continued):
Industrial facility in Auburn Hills, MI	13,336	3,780	17,434	—	(13,943)	1,133	6,138	7,271	1,341	Nov. 2006	40 yrs.
Office facility in Washington, MI	30,022	7,500	38,094	—	—	7,500	38,094	45,594	2,936	Nov. 2006	40 yrs.
Office and industrial facilities in St. Ingbert and Puttlingen, Germany	9,788	1,248	10,921	—	(5,990)	560	5,619	6,179	860	Dec. 2006	40 yrs.
Warehouse/distribution facilities in Flora, MS and Muskogee, OK	3,809	335	5,816	—	—	335	5,816	6,151	448	Dec. 2006	40 yrs.
Various transportation and warehouse facilities in France	33,648	4,341	6,254	4,520	28,831	35,042	8,904	43,946	768	Dec. 2006, Mar. 2007	30 yrs.
Industrial facility in Fort Collins, CO	8,661	1,660	9,464	—	—	1,660	9,464	11,124	710	Dec. 2006	40 yrs.
Industrial facility in St. Charles, MO	13,717	2,300	15,433	—	—	2,300	15,433	17,733	1,157	Dec. 2006	40 yrs.
Industrial facilities in Salt Lake City, UT	5,304	2,575	5,683	—	—	2,575	5,683	8,258	443	Dec. 2006	38 – 40 yrs.
Warehouse/distribution facilities in Atlanta, Doraville and Rockmart, GA	57,867	10,060	72,000	6,816	—	10,060	78,816	88,876	5,954	Feb. 2007	30 – 40 yrs.
Industrial facility in Tuusula, Finland	16,807	1,000	16,779	8	1,289	1,075	18,001	19,076	1,527	Mar. 2007	32 yrs.
36 Retail facilities throughout Germany	399,176	83,345	313,770	20,909	21,817	89,343	350,498	439,841	26,288	Apr. 2007	30 – 40 yrs.
Warehouse/distribution facilities in Phoenix, AZ; Hayward, Vernon and South Gate, CA; Bedford Park, IL; Rock Hill, SC and Houston, TX	39,000	26,457	25,593	—	9	26,457	25,602	52,059	2,228	Jun. 2007	30 yrs.
Industrial facilities in Denver, CO and Nashville, TN	10,081	1,872	14,665	—	—	1,872	14,665	16,537	1,178	Jun. 2007, Jul. 2007	28 – 35 yrs.
Industrial facility in Sacramento, CA	30,565	—	42,478	3	—	—	42,481	42,481	2,567	Jul. 2007	40 yrs.
Industrial facilities in Guelph and Lagley, Canada	6,246	4,592	3,657	—	(25)	4,574	3,650	8,224	220	Jul. 2007	40 yrs.
Retail facilities in Wichita, KS and Oklahoma City, OK and warehouse/distribution facility in Wichita, KS	7,800	2,090	9,128	8	—	2,090	9,136	11,226	736	Jul. 2007	30 yrs.
Office facility in Harlingen, TX	4,050	700	5,115	—	(1,868)	461	3,486	3,947	369	Oct. 2007	30 yrs.
Industrial facility in Beaverton, MI	2,173	70	3,608	—	16	70	3,624	3,694	272	Oct. 2007	30 yrs.
Industrial facilities in Evansville, IN; Lawrence, KS and Baltimore, MD	29,000	4,770	78,288	—	(120)	4,650	78,288	82,938	5,219	Dec. 2007	30 yrs.
Warehouse/distribution facility in Suwanee, GA	16,500	1,950	20,975	—	—	1,950	20,975	22,925	1,049	Dec. 2007	40 yrs.
Industrial facilities in Colton, CA; Bonner Springs, KS and Dallas, TX and land in Eagan, MN	23,773	10,430	32,063	—	(764)	10,430	31,299	41,729	1,540	Mar. 2008	30 – 40 yrs.
Industrial facility in Ylamylly, Finland	10,195	58	14,220	—	(1,201)	53	13,024	13,077	570	Apr. 2008	40 yrs.
Industrial facility in Nurieux-Volognat, France	—	1,478	15,528	—	(5,626)	1,362	10,018	11,380	395	Jun. 2008	38 yrs.
Industrial facility in Windsor, CT	—	425	1,160	—	(188)	425	972	1,397	37	Jun. 2008	39 yrs.
Office and industrial facilities in Wolfach, Bunde and Dransfeld, Germany	—	2,554	13,492	—	(5,493)	2,349	8,204	10,553	410	Jun. 2008	30 yrs.
Warehouse/distribution facilities in Gyal and Herceghalom, Hungary	49,894	12,802	68,993	—	1,234	12,999	70,030	83,029	1,249	Jul. 2009	25 yrs.

	$1,214,077	$310,955	$1,215,837	$160,785	$9,295	$345,339	$1,351,533	$1,696,872	$112,385

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

						Gross Amount at
				Costs Capitalized	Increase	which Carried
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of	Date
Description	Encumbrances	Land	Buildings	Acquisition (b)	Investments (c)	Period Total	Acquired
Direct Financing Method:
Office and industrial facilities in Leeds, United Kingdom	$15,629	$6,908	$21,012	$—	$(1,766)	$26,154	May. 2004
Industrial facility in Alberta, Calgary, Canada	2,215	—	3,468	41	788	4,297	Aug. 2004
Industrial facilities in Kearney, MO; Fair Bluff, NC; York, NE; Walbridge, OH; Middlesex Township, PA; Rocky Mount, VA; Martinsburg, WV; warehouse/distribution facility in Fair Bluff, NC	15,053	2,980	29,191	—	(838)	31,333	Aug. 2004
Retail facilities in Vantaa, Finland and Linkoping, Sweden	18,074	4,279	26,628	49	(1,409)	29,547	Dec. 2004
Industrial and office facilities in Stuart, FL and industrial facilities in Trenton and Southwest Harbor, ME and Portsmouth, RI	19,800	—	38,189	—	(1,253)	36,936	May. 2005
Warehouse and distribution and office facilities in Newbridge, United Kingdom	14,481	3,602	21,641	2	(3,003)	22,242	Dec. 2005
Office facility in Marktheidenfeld, Germany	16,036	1,534	22,809	—	1,560	25,903	May. 2006
Retail facilities in Socorro, El Paso and Fabens, TX	14,274	3,890	19,603	31	(1,364)	22,160	Jul. 2006
Various transportation and warehouse facilities in France	28,102	23,524	33,889	6,814	(28,165)	36,062	Dec. 2006
Industrial facility in Bad Hersfeld, Germany	27,460	13,291	26,417	68	1,737	41,513	Dec. 2006
Retail facility in Gronau, Germany	4,308	414	3,789	—	257	4,460	Apr. 2007
Industrial facility in St. Ingbert, Germany	18,109	1,610	29,466	—	1,053	32,129	Aug. 2007
Industrial facility in Mt. Carmel, IL	2,301	56	3,528	—	39	3,623	Oct. 2007
Industrial facility in Elma, WA	3,880	1,300	5,261	—	(262)	6,299	Feb. 2008
Industrial facility in Eagan, MN	4,690	—	8,267	—	(338)	7,929	Mar. 2008
Industrial facility in Monheim, Germany	—	2,210	10,654	—	(1,396)	11,468	Jun. 2008

	$204,412	$65,598	$303,812	$7,005	$(34,360)	$342,055

													Life on which
													Depreciation
													in Latest
					Cost Capitalized	Increase							Statement of
		Initial Cost to Company			Subsequent to	(Decrease) in Net	Gross Amount at which Carried at Close of Period (d)				Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Personal Property	Acquisition (a)	Investments (b)	Land	Buildings	Personal Property	Total	Depreciation (d)	Acquired	Computed
Operating Real Estate:
Hotel in Bloomington, MN	$—	$3,976	$7,492	$—	$35,904	$—	$3,976	$38,456	$4,940	$47,372	$3,339	Sep. 2006	40 yrs.
Hotel in Memphis, TN	27,400	4,320	29,929	3,274	1,938	(3,115)	4,320	28,752	3,274	36,346	3,109	Sep. 2007	30 yrs.

	$27,400	$8,296	$37,421	$3,274	$37,842	$(3,115)	$8,296	$67,208	$8,214	$83,718	$6,448

NOTES to SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
(in thousands)

(a)	Includes unamortized discount on a mortgage note.

(b)	Consists of the costs of improvements subsequent to purchase and acquisition costs including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs and other related professional fees.

(c)	The increase (decrease) in net investment is primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, and (iv) changes in foreign currency exchange rates.

(d)	Reconciliation of real estate and accumulated depreciation (see below):

(e)	Represents a triple net lease to a tenant for student housing.

	Reconciliation of Real Estate Accounted for
	Under the Operating Method
	December 31,
	2009	2008	2007
Balance at beginning of year	$1,661,160	$1,602,512	$663,810
Additions	102,303	102,864	773,065
Reclassification from real estate under construction	8,525	7,515	82,637
Reclassification from (to) net investment in direct financing leases, operating real estate, intangible and other assets	1,073	(14,274)	25,788
Impairment charges	(46,531)	—	—
Dispositions	(45,139)	—	—
Foreign currency translation adjustment	15,481	(37,457)	57,212

Balance at close of year	$1,696,872	$1,661,160	$1,602,512

	Reconciliation of Accumulated Depreciation
	December 31,
	2009	2008	2007
Balance at beginning of year	$76,943	$42,238	$15,217
Depreciation expense	36,719	36,094	26,171
Dispositions	(2,007)	—	—
Foreign currency translation adjustment	730	(1,389)	850

Balance at close of year	$112,385	$76,943	$42,238

	Reconciliation for Operating
	Real Estate
	December 31,
	2009	2008	2007
Balance at beginning of year	$82,667	$37,522	$—
Reclassification from real estate under construction	—	47,329	—
Reclassification to intangible assets	—	(3,114)	—
Additions	1,051	930	37,522

Balance at close of year	$83,718	$82,667	$37,522

	Reconciliation for Accumulated
	Depreciation for Operating
	Real Estate
	December 31,
	2009	2008	2007
Balance at beginning of year	$3,306	$339	$—
Depreciation expense	3,142	2,967	339

Balance at close of year	$6,448	$3,306	$339

At December 31, 2009, the aggregate cost of real estate, net of accumulated depreciation and accounted for as operating leases, owned by us and our consolidated subsidiaries for federal income tax purposes was $1.7 billion.
SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
at December 31, 2009
(dollars in thousands)

		Final	Face	Carrying
	Interest	Maturity	Amount of	Amount of
Description	Rate	Date	Mortgage	Mortgage
Note receivable issued to venture partner — Hellweg 2 transaction (a) (c)	8.0%	Apr. 2017	$337,397	$337,397
Construction line of credit provided to Ryder Properties, LLC (b) (c)	7.0%	Jun. 2010	15,612	15,612
Subordinated mortgage collateralized by properties occupied by Reyes Holding, LLC (c)	6.3%	Feb. 2015	9,567	9,698

			$362,576	$362,707

(a)	Amounts are based on the exchange rate of the local currencies at December 31, 2009.

(b)	Applicable annual interest rate at December 31, 2009. Mortgage face and carrying values represent amounts funded on total commitment of $15.8 million and interest accrued on the outstanding balance to date.

(c)	Balloon payments equal to the face amount of the loan are due at maturity.
NOTES TO SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	December 31,
	2009	2008	2007
Balance at beginning of year	$351,200	$358,079	$9,603
Additions	5,917	7,965	315,940
Repayment	—	—	—
Accretion of principal	41	39	33
Amortization of premium	(6)	(6)	(6)
Writeoff of unamortized premium	—	—	—
Foreign currency translation adjustment	5,555	(14,877)	32,509

Balance at December 31,	$362,707	$351,200	$358,079